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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-66013

Prospectus Supplement to Prospectus dated April 26, 1999.

$400,000,000

UnitedHealth Group Incorporated
      7.50% Notes due November 15, 2005

    UnitedHealth Group Incorporated will pay interest on the notes semi-annually on May 15 and November 15 of each year, beginning May 15 , 2001, at the rate of 7.50% per year. The notes will mature on November 15, 2005. The notes are unsecured and rank equally with all of UnitedHealth Group's other unsecured and unsubordinated indebtedness.

    At its option, UnitedHealth Group may redeem the notes in whole or in part at any time before their maturity on not less than 30 or more than 60 days' notice by mail. If UnitedHealth Group redeems the notes before their maturity, the redemption price will be equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined), plus 25 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

    See "Risk Factors" beginning on page S-8 to read about factors you should consider before buying the notes.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	99.652%	$398,608,000
Underwriting discount	0.600%	$2,400,000
Proceeds, before expenses, to UnitedHealth Group	99.052%	$396,208,000

    (1)
    Plus accrued interest from November 16, 2000 if settlement occurs after that date.

    The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on November 16, 2000.

Joint Bookrunners

Goldman, Sachs & Co.                   Merrill Lynch & Co.

Banc of America Securities LLC
BNY Capital Markets, Inc.
Chase Securities Inc.
Lehman Brothers
Morgan Stanley Dean Witter
Salomon Smith Barney
UBS Warburg LLC

Prospectus Supplement dated November 13, 2000.

    This prospectus supplement relates to a prospectus which is part of a registration statement that UnitedHealth Group has filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, UnitedHealth Group may sell the securities described in the prospectus in one or more offerings up to a total amount of $1.25 billion. The prospectus provides you with a general description of the securities UnitedHealth Group may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may therefore add, update or change information contained in the prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the prospectus in the section called "Where You Can Find More Information."

PROSPECTUS SUPPLEMENT SUMMARY

    This summary highlights some of the information contained in this prospectus supplement. The summary may not contain all of the information that is important to you. You should carefully read the information contained and incorporated by reference in the entire prospectus supplement and the accompanying prospectus in order to understand this offering. The words "company," "we," "our" and "us" refer to UnitedHealth Group Incorporated and its consolidated subsidiaries, unless the context indicates otherwise. Our address is UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, and our telephone number is (952) 936-1300.

The Company

    UnitedHealth Group Incorporated, formerly known as United HealthCare Corporation, is a national leader in forming and operating markets for the exchange of health and well-being services. In our five primary businesses, we provide a broad spectrum of resources to help people improve their health and well-being through all stages of life.

    Health Care Services.  Our Health Care Services segment consists of our UnitedHealthcare and Ovations businesses. UnitedHealthcare coordinates network-based health and well-being services on behalf of local employers and consumers nationwide. Ovations is a business dedicated to advancing the health and well-being goals of Americans in the second half of life, age 50 and older.

    Uniprise.  Our Uniprise business is devoted to serving the needs of large organizations. Its services include network-based health and well-being services on both an insured and a self-funded basis, business-to-business transactional infrastructure services and consumer connectivity and technology support services.

    Specialized Care Services.  Our Specialized Care Services business is an expanding portfolio of health and well-being companies, each serving a specialized market need with a unique blend of benefits, provider networks, services and resources. These specialty businesses offer products that address consumers' needs for mental health and chemical dependency services, employee assistance, organ transplants, vision and dental services, health related information and other health and well-being services.

    Ingenix.  Our Ingenix business is a leader in the field of health care data and information, research, analysis and application. Ingenix serves multiple health care market segments on a business-to-business basis, including pharmaceutical companies, health insurers and other payers, care providers, large employers and governments.

Summary of Certain Terms of the Notes

Notes Offered	$400,000,000 aggregate principal amount of 7.50% notes due November 15, 2005.
Maturity Date	November 15, 2005.
Interest Rate	7.50% per year.
Interest Payment Dates	May 15 and November 15 of each year, beginning May 15, 2001.
Record Dates	The May 1 or November 1 of each year immediately preceding each interest payment date.
Redemption
The notes will be redeemable at our option at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined), plus 25 basis points, plus, in each case, accrued and unpaid interest to the redemption date.
Ranking	The notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness.
Use of Proceeds
We intend to use the net proceeds from the sale of the notes (approximately $396 million) to repay a portion of the amount outstanding under our commercial paper program. Future reborrowings under our commercial paper program may be used for general corporate purposes, which may include working capital, repayment of short-term debt, share repurchases and business acquisitions.
Certain Covenants
The indenture governing the notes contains certain covenants that, among other things, will:

•  limit, to the extent set forth in the accompanying prospectus, our ability and that of certain of our subsidiaries to grant liens under certain circumstances on stock or indebtedness of certain of our subsidiaries, or on certain of our properties or those of certain subsidiaries, to secure our debt or that of any other person; and

• prohibit us, to the extent set forth in the accompanying prospectus, from merging with another company unless we meet certain specified conditions.
Form and Denominations
The notes will initially be represented by global notes registered in the name of The Depository Trust Company, New York, New York (DTC). Notes will be issued in registered form only, without coupons, in denominations of $1,000 and whole multiples of $1,000.
Trustee	The Bank of New York.

Risk Factors
For a description of the risks involved in a purchase of the notes, you should review the section in this prospectus supplement called "Risk Factors," as well as the other information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Summary Consolidated Historical Financial Data

    The following table presents summary consolidated historical financial data of the company. The financial data for the years ended December 31, 1999, 1998 and 1997 and as of December 31, 1999, 1998 and 1997 was derived from the audited consolidated financial statements of the company incorporated by reference in the accompanying prospectus. The financial data for the nine months ended September 30, 2000 and 1999 and as of September 30, 2000 and 1999 was derived from the unaudited condensed consolidated financial statements of the company incorporated by reference in the accompanying prospectus. In the opinion of the company's management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the nine months ended September 30, 2000 and 1999 have been reflected therein. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full year.

	Nine Months Ended September 30,				Year Ended December 31,
	2000		1999		1999		1998		1997
	(in millions, except ratios)
Statements of Operations Data:
Revenues	$15,688		$14,570		$19,562		$17,355		$11,794
Earnings (Loss) from Operations	870		685		943		(42	)(8)	742
Net Earnings (Loss)	526		411		568		(166	)(8)	460
Convertible Preferred Stock Dividends and Redemption Premium	—		—		—		(48)		(29)

Net Earnings (Loss) Applicable to Common Shareholders	526		411		568		(214	)(8)	431
Balance Sheet Data (as of):
Cash and Investments	$4,685		$4,224		$4,719		$4,424		$4,041
Total Assets	10,463		9,785		10,273		9,675		7,623
Debt	1,065		650		991		708		—
Convertible Preferred Stock	—		—		—		—		500
Shareholders' Equity	3,657		3,970		3,863		4,038		4,534
Other Data:
Cash Flows From Operations	$967		$695		$1,189		$1,071		$683
EBITDA(1)	1,055		856		1,176		143	(8)	888
Ratio of EBITDA to Interest Expense and Preferred Stock Dividends(2)	20.7	x	26.8	x	24.0	x	3.0	x(8)	19.0	x
Ratio of Debt and Convertible Preferred Stock to EBITDA	.8	x(3)	.6	x(3)	0.8	x	5.0	x(8)	0.6	x
Ratio of Earnings to Fixed Charges(4)	8.28	x	7.97	x	7.8	x	NM	(8)	10.8	x
Ratio of Debt and Convertible Preferred Stock to Total Capitalization(5)	22.6%		14.1%		20.4%		14.9%		9.7%
Medical Care Ratio(6)	85.4%		85.8%		85.7%		87.2	%(8)	84.3%
Medical Care Ratio Excluding AARP(6)	83.9%		84.3%		84.2%		85.8	%(8)	84.3%
Operating Cost Ratio(7)	16.8%		17.0%		17.1%		17.1%		20.0%
Total Period-End Enrollment Excluding Ovations and Specialized Care Services(9)	14.9		13.7		13.8		14.0		13.1

(1)
EBITDA represents operating income plus depreciation, amortization and interest expense. While EBITDA data should not be construed as a substitute for operating income, net income or cash flows from operations in analyzing our operating performance, financial position and cash flows, we have included EBITDA data, which is not a measure of financial performance under generally accepted accounting principles, because we believe that this data is commonly used by certain investors to evaluate a company's performance. Due to the fact that not all companies calculate non-GAAP measures in the same manner, the EBITDA presentation herein may not be comparable to similarly titled measures reported by other companies.

(2)
The ratio of EBITDA to interest expense and preferred stock dividends equals EBITDA as defined above divided by the sum of interest expense and preferred stock dividends, adjusted to a pre-tax basis.

(3)
For the nine months ended September 30, 2000 and 1999, the ratio of debt and convertible preferred stock to EBITDA equals total debt, including short-term debt, and convertible preferred stock divided by annualized EBITDA.

(4)
The ratio of earnings to fixed charges equals earnings from continuing operations, before extraordinary items, divided by fixed charges. Fixed charges represent interest expense, including amounts capitalized plus the interest factor in rental expense. Earnings were insufficient to cover fixed charges by $42 for the year ended December 31, 1998. See note (8) below.

(5)
The ratio of debt and convertible preferred stock to total capitalization equals total debt, including short-term debt, plus convertible preferred stock divided by the sum of total debt, including short-term debt, convertible preferred stock and shareholders' equity.

(6)
The medical care ratio equals medical costs divided by net premiums.

(7)
The operating cost ratio equals operating costs divided by total revenues.

(8)
Excluding the operational realignment and other charges of $725, charges related to contract losses associated with certain Medicare markets and other increases to commercial and Medicare medical costs payable estimates of $175, and the convertible preferred stock redemption premium of $20 from the year ended December 31, 1998, the summary financial data would have been as follows:

	Year Ended December 31, 1998
	As Reported		As Adjusted
	(in millions, except ratios)
Earnings (Loss) from Operations	$(42)		$858
Net Earnings (Loss)	(166)		537
Net Earnings (Loss) Applicable to Common Shareholders	(214)		509
EBITDA	143		1,043
Ratio of EBITDA to Interest Expense and Preferred Stock Dividends	3.0	x	21.5	x
Ratio of Debt and Convertible Preferred Stock to EBITDA	5.0	x	0.7	x
Ratio of Earnings to Fixed Charges (see page S-16)	NM	*	9.0	x
Medical Care Ratio	87.2%		86.0%
Medical Care Ratio Excluding AARP	85.8%		84.3%
(9)
Excludes individuals served through UnitedHealthcare platforms located in Puerto Rico and Pacific Coast regions. The company is transitioning these markets.

*  Not meaningful.

FORWARD-LOOKING STATEMENTS

    This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). The words or phrases "believes," "anticipates," "intends," "will likely result," "estimates," "projects" and similar expressions identify such forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, our business involves risks and uncertainties that may cause our actual results to differ significantly from the results discussed in the forward-looking statements. See "Risk Factors."

    The following text under the heading "Risk Factors" contains cautionary statements regarding our business and results of operations. These statements discuss matters which may in part be contained elsewhere in this prospectus supplement and the accompanying prospectus and which may have been contained in other documents prepared by us under federal or state securities laws. This discussion is intended to take advantage of the "safe harbor" provisions of the PSLRA. In making these cautionary statements, we do not undertake to address or update each factor in future filings with the SEC or communications regarding our business or results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected our past, as well as current, forward-looking statements about future results, so that our actual results in the future may differ materially from those expressed in prior communications.

RISK FACTORS

Health Care Costs

    We use a large portion of our revenue to pay the costs of health care services or supplies delivered to our members. Total health care costs we incur are affected by the number of individual services rendered and the cost of each service. Much of our premium revenue is priced before services are delivered and the related costs are incurred, usually on a prospective annual basis. Although we base the premiums we charge on our estimate of future health care costs over the fixed premium period, competition, regulations and other factors may and often do cause actual health care costs to exceed what was estimated and reflected in premiums. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments, medical cost inflation, new mandated benefits or other regulatory changes and insured population characteristics. In addition, the earnings we report for any particular quarter include estimates of covered services incurred by our enrollees during that period for claims that have not been received or processed. Because these are estimates, our earnings may be adjusted later to reflect the actual costs. Relatively insignificant changes in the medical care ratio, because of the narrow margins of our health plan business, can create significant changes in our earnings.

    In addition, our operating results may be affected by the seasonal changes in the level of health care use during the calendar year. Although there are no assurances that this pattern will continue, per member medical costs generally have been higher in the first half than in the second half of each year.

Industry Factors

    The managed care industry receives significant negative publicity and has been the subject of large jury awards. This publicity has been accompanied by increased litigation, legislative activity, regulation and governmental review of industry practices. These factors may adversely affect our ability to market our products or services, may require us to change our products and services, and may increase the regulatory burdens under which we operate, further increasing our costs of doing business and adversely affecting our profitability.

Competition

    In many of our geographic or product markets, we compete with a number of other entities, some of which may have certain characteristics or capabilities that give them a competitive advantage. We believe the barriers to entry in these markets are not substantial, so the addition of new competitors can occur relatively easily, and consumers enjoy significant flexibility in moving to new providers of health and well being services. Certain of our customers may decide to perform for themselves functions or services we provide, which would decrease our revenues. Certain of our contracted providers may decide to market products and services to our customers in competition with us. In addition, significant merger and acquisition activity has occurred in the industry in which we operate as well as in industries that act as suppliers to us, such as the hospital, physician, pharmaceutical, medical device and health information systems industries. To the extent that there is strong competition or that competition intensifies in any market, our ability to retain or increase customers or providers, or maintain or increase our revenue growth, pricing flexibility, control over medical cost trends and marketing expenses may be adversely affected.

AARP Contract

    Under our long-term contract with AARP, we provide Medicare supplemental, hospital indemnity health insurance and other products to AARP members. As a result of the agreement, the number of members we serve, products we offer, and services we provide has grown significantly. As of September 30, 2000, our portion of AARP's insurance program represents approximately $3.5 billion in annual net premium revenue from approximately 3.6 million AARP members. The success of the AARP arrangement will depend, in part, on our ability to service these new members, develop additional products and services, price the products and services competitively, and respond effectively to federal and state regulatory changes. Additionally, events that adversely affect AARP or one of its other business partners for its member insurance program could have an adverse effect on the success of our arrangement with AARP.

Medicare Operations

    In the second quarter of 1998, we experienced a significant rise in the medical care ratio for our Medicare operations. The increase in medical costs was primarily due to the business growth in new markets with higher and more volatile medical cost trends, coupled with lower reimbursement rates. In response, we announced in October 1998 our decision to withdraw Medicare product offerings from 86 of the 206 counties we then served. The decision, effective January 1, 1999, affected approximately 60,000, or 12%, of Medicare members as of December 31, 1998. On July 1, 1999, we announced our decision to withdraw Medicare+Choice product offerings from an additional 49 counties. This decision, effective January 1, 2000, affected approximately 40,000 additional Medicare members. Also effective January 1, 2000, we filed significant benefit adjustments. In June 2000, UnitedHealthcare announced that it will not renew its Medicare+Choice contracts in 21 counties across the United States, effective January 1, 2001, affecting 56,000 individuals served. Annual revenues for 2000 from the Medicare markets we are exiting effective January 1, 2001, are expected to be approximately $320 million. These actions and other actions are expected to further reduce Medicare enrollment and may result in further withdrawals of Medicare product offerings, when and as permitted by our contracts with the Health Care Financing Administration (HCFA). As a consequence of these withdrawals, we are precluded from re-entering these counties with Medicare product offerings until 5 years after the respective effective date of withdrawal.

    We will continue to offer Medicare products in strong and economically viable markets. However, our ability to improve the financial results of all of our Medicare operations will depend on a number of factors, including future premium increases, growth in markets where we have achieved sufficient size to operate efficiently, benefit design, provider contracting and other factors. There can be no assurance that we will be able to successfully prevent future losses on our Medicare operations.

Realignment of Operations

    In the second quarter of 1998, we recognized a charge to earnings for our realignment. The original operational realignment plan provided for substantial completion in 1999. We continue to implement our original realignment plan. However, some initiatives including the consolidation of certain claims and administrative processing functions and certain divestitures and market realignment activities have required additional time to complete in the most effective manner and to obtain certain required regulatory approvals, and will extend through the middle of 2001. Based on current facts and circumstances, we believe the remaining realignment reserve is adequate to cover the costs to be incurred in executing the remainder of the plan. However, as we proceed with the execution of the plan and more current information becomes available, it may be necessary to adjust our estimates for severance, lease obligations on exited facilities and losses on disposition of businesses.

Government Programs and Regulation

    Our business is heavily regulated at federal, state and local levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. Broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability for medical malpractice or other actions. We must obtain and maintain regulatory approvals to market many of our products. Delays in obtaining or failure to obtain or maintain these approvals could adversely affect our revenue or could increase our costs. We participate in federal, state and local government health care coverage programs. These programs generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or reduce or increase our administrative or health care costs under such programs. Such changes have adversely affected our results and willingness to participate in such programs in the past and may also do so in the future.

    State legislatures and Congress continue to focus on health care issues. In Congress, managed health care has been the subject of proposed legislation, in the form of a "Patients Bill of Rights" bill. In addition, other proposed bills and regulations may impact certain aspects of our business including provider contracting, claims payments and processing, confidentiality of health information and government-funded programs. Further, tax code changes considered from time to time by Congress may make it easier and more cost effective for employers to establish deferred contribution plans. While we cannot predict if any of these initiatives will ultimately become binding law or regulation, or if enacted, what their terms will be, their enactment could increase our costs, expose us to expanded liability, require us to revise the ways in which we conduct business or put us at risk for a loss of business to new health care funding arrangements. As our businesses continue to implement their e-commerce initiatives, uncertainty surrounding the regulatory authority and requirements in this area will make it difficult to ensure compliance.

    We are also subject to various governmental reviews, audits and investigations. Such oversight could result in the loss of licensure or the right to participate in certain programs, or the imposition of civil or criminal fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage our reputation in various markets and make it more difficult for us to sell our products and services. We are currently involved in various governmental investigations, audits and reviews. These include routine, regular and special audits by HCFA, state insurance departments, the Office of Personnel Management and the Office of the Inspector General. We do not believe the results of any of the current audits, individually or in the aggregate, will have a material adverse effect on our financial position or results.

    Our operations are conducted through our wholly-owned subsidiaries, which include health maintenance organizations (HMOs) and insurance companies. HMOs and insurance companies are subject to state regulations that, among other things, may require the maintenance of minimum levels of statutory capital, as defined by each state, and may restrict the timing and amount of dividends and other distributions that may be paid to their respective parent companies. Generally, the amount of dividend distributions that may be paid by regulated insurance and HMO companies, without prior approval by state regulatory authorities, is limited based on the entity's level of statutory net income and statutory capital and surplus. As of September 30, 2000, the Company's regulated subsidiaries had aggregate statutory capital and surplus of approximately $1.4 billion, compared with their aggregate minimum statutory capital and surplus requirements of approximately $400 million.

Provider Relations

    One of the significant techniques we use to manage health care costs and facilitate care delivery is contracting with physicians, hospitals and other providers. Because our health plans are geographically diverse and most of those health plans contract with a large number of providers, we currently believe our aggregate exposure to provider relations issues is limited. A number of organizations are advocating for legislation that would exempt certain providers from federal and state antitrust laws, the adoption of which could impact this assessment. In any particular market, providers could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers and members, or difficulty meeting regulatory or accreditation requirements. In some markets, certain providers, particularly hospitals, physician/ hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies. In addition, physician or practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, continue to expand. These providers may compete directly with us. If these providers refuse to contract with us, use their market position to negotiate favorable contracts, or place us at a competitive disadvantage, those activities could adversely affect our ability to market products or to be profitable in those areas.

Litigation and Insurance

    We may be a party to a variety of legal actions that affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, including securities fraud, and intellectual property related litigation. In addition, because of the nature of our business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of our products and services. These could include: claims relating to the denial of health care benefits; medical malpractice actions; allegations of anti-competition and unfair business activities; provider disputes over compensation and termination of provider contracts; disputes related to self-funded business, including actions alleging claim administration errors and the failure to disclose network rate discounts and other fee and rebate arrangements; disputes over copayment calculations; claims related to the failure to disclose certain business practices; and claims relating to customer audits and contract performance. Recently, a number of class action lawsuits have been filed against us and certain of our competitors in the managed care business. The suits are purported class actions on behalf of all of our managed care members and network providers for alleged breaches of federal statutes, including the Employee Retirement Income Security Act and the Racketeer Influenced Corrupt Organization Act. While we believe these suits against us are without merit and we intend to defend our position vigorously, we will incur expenses in the defense of these matters and we cannot predict their outcome.

    Recent court decisions and legislative activity may increase our exposure for any of these types of claims. In some cases, substantial non-economic, treble or punitive damages may be sought. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not be enough to cover the damages awarded. In addition, certain types of damages, such as punitive damages, may not be covered by insurance and insurance coverage for all or certain forms of liability may become unavailable or prohibitively expensive in the future.

Information Systems

    Our businesses depend significantly on effective information systems, and we have many different information systems for our various businesses. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. For example, the Health Insurance Portability and Accountability Act's (HIPAA's) administrative simplification provisions and the Department of Labor's proposed claim processing regulations may ultimately require significant changes to current systems. In addition, we may from time to time obtain significant portions of our systems-related or other services or facilities from independent third parties, which may make our operations vulnerable to such third parties' failure to perform adequately. As a result of our acquisition activities, we have acquired additional systems and have been taking steps to reduce the number of systems and have upgraded and expanded our information systems capabilities. Failure to maintain effective and efficient information systems could cause the loss of existing customers, difficulty in attracting new customers, issues in determining medical cost estimates, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences.

Administrative and Management

    Efficient and cost-effective administration of our operations is essential to our profitability and competitive positioning. While we attempt to effectively manage expenses, staff-related and other administrative expenses may arise from time to time due to business or product start-ups or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. These expense increases are not clearly predictable and may adversely affect results. Further, we believe we currently have an experienced, capable management and technical staff. The market for management and technical personnel, including information systems professionals, in the health care industry is very competitive. Loss of certain key employees or a number of managers or technical staff could adversely affect our ability to administer and manage our business.

Marketing

    We market our products and services through both employed sales people and independent sales agents. Although we have many sales employees and agents, the departure of certain key sales employees or agents or a large subset of these individuals could impair our ability to retain existing customers and members. In addition, certain of our customers or potential customers consider rating, accreditation or certification of us by various private or governmental bodies or rating agencies necessary or important. Certain of our health plans or other business units may not have obtained or maintained, or may not desire or be able to obtain or maintain, such rating accreditation or certification, which could adversely affect our ability to obtain or retain business with these customers.

Acquisitions and Dispositions

    We have an active ongoing acquisition and disposition program under which we may engage in transactions involving the acquisition or disposition of assets, products or businesses, some or all of which may be material. These transactions may entail certain risks and uncertainties and may affect ongoing business operations because of unknown liabilities, unforeseen administrative needs or increased efforts to integrate the acquired operations. Failure to identify liabilities, anticipate additional administrative needs or effectively integrate acquired operations could result in reduced revenues, increased administrative and other costs or customer confusion or dissatisfaction.

Data and Proprietary Information

    Many of the products that are part of our knowledge and information-related business depend significantly on the integrity of the data on which they are based. If the information contained in our databases were found or perceived to be inaccurate, or if such information were generally perceived to be unreliable, commercial acceptance of our database-related products would be adversely and materially affected. Furthermore, the use of individually identifiable data by our businesses is regulated at federal, state and local levels. These laws and rules are changed frequently by legislation or administrative interpretation. These restrictions could adversely affect revenues from certain of our products or services and, more generally, affect our business, financial condition and results of operations.

    There are various proposals currently under consideration that address the use of individually identifiable health data from federal and state legislative and regulatory bodies. The United States Department of Health and Human Services is expected to release soon final regulations regarding this issue, as directed under HIPAA. If these final regulations follow generally the proposed regulations, our existing policies and practices should be largely unaffected, with the exception of needed systems changes and the development of new administrative processes, which may lead to cost increases. Additionally, if state and/or federal laws are enacted, some of these provisions may impose restrictions on our use of patient data and may increase our cost to use health care data.

    The success of our knowledge and information-related business also depends significantly on our ability to maintain proprietary rights to our products. We rely on our agreements with customers, confidentiality agreements with employees, and our trade secrets, copyrights and patents to protect our proprietary rights. We cannot assure that these legal protections and precautions will prevent misappropriation of our proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and we expect software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation could have an adverse effect on the ability of our knowledge and information-related business to market and sell its products and on our business, financial condition and results of operations.

Financial Outlook

    From time to time in earnings releases and otherwise, we may publish forecasts or other forward-looking statements regarding our future results, including estimated revenues or net earnings. Any forecast of our future performance reflects various assumptions. These assumptions are subject to significant uncertainties, and as a matter of course, any number of them may prove to be incorrect. Further, the achievement of any forecast depends on numerous risk and other factors (including those described in this discussion), many of which are beyond our control. As a result, we cannot assure you that our performance will be consistent with any management forecasts or that the variation from such forecasts will not be material and adverse. You are cautioned not to base your entire analysis of our business and prospects upon isolated predictions, but instead are encouraged to utilize our entire publicly available mix of historical and forward-looking information, as well as other available information affecting us and our services, when evaluating our prospective results of operations.

Stock Market

    The market prices of the securities of the publicly-held companies in the industry in which we operate have shown volatility and sensitivity in response to many factors, including general market trends, public communications regarding managed care, litigation and judicial decisions, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings, membership reports of particular industry participants and acquisition activity. We cannot assure the level or stability of the price of our securities at any time or the impact of the foregoing or any other factors on such prices.

Absence of Public Market for the Notes

    No public market exists for the notes and we cannot assure the liquidity of any market that may develop for the notes, the ability of the holders to sell their notes or the price at which holders will be able to sell their notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation through the NASD Automated Quotation System. Future trading prices of the notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

    The underwriters have informed us that they intend to make a market in the notes. They are not, however, obligated to do so and they may terminate any such market making activity at any time without notice to the holders of the notes.

USE OF PROCEEDS

    We will receive net proceeds from the sale of the notes of about $396 million after deducting underwriting commissions and other expenses of the offering. We intend to use the net proceeds to repay a portion of the amount outstanding under our commercial paper program. As of September 30, 2000 we had $665 million of commercial paper outstanding, with interest rates ranging from 6.6% to 7.0%. Future reborrowings under our commercial paper program may be used for general corporate purposes, which may include working capital, repayment of short-term debt, share repurchases and business acquisitions.

CAPITALIZATION

    The following table sets forth our short-term debt and capitalization at September 30, 2000 and as adjusted to give effect to our receipt of the net proceeds from our sale of the notes.

	September 30, 2000
	Actual	As Adjusted
	(in millions)
Short-Term Debt:
Commercial Paper	$665	$269

Total Short-Term Debt	665	269
Long-Term Debt:
7.50% Notes Due November 15, 2005	$—	$400
Floating Rate Notes Due November 5, 2001	150	150
6.60% Notes Due December 1, 2003	250	250

Total Long-Term Debt	400	800

Shareholders' Equity:
Preferred Stock—$.001 per Share: 10,000,000 Shares Authorized, 0 Shares Issued and Outstanding	—	—
Common Stock—$.01 per Share: 500,000,000 Shares Authorized, 159,439,000 Shares Issued and Outstanding	2	2
Retained Earnings	3,566	3,566
Net Unrealized Holding Gains on Investments Available for Sale, Net of Income Tax Effects	89	89

Total Shareholders' Equity	3,657	3,657

Total Capitalization	$4,722	$4,726

RATIOS OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended September 30, 2000
			Year Ended December 31,
			1999		1998	1997		1996		1995
Ratio of Earnings to Fixed Charges	8.28	x	7.81	x	NM*	10.75	x	8.58	x	11.53	x

*
Not meaningful.

    For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized plus the interest factor in rental expense.

    Earnings were insufficient to cover fixed charges by $42 million for the year ended December 31, 1998. Excluding the operational realignment and other charges of $725 million, charges related to contract losses associated with certain Medicare markets and other increases to commercial and Medicare medical costs payable estimates of $175 million, and the convertible preferred stock redemption premium of $20 million from the year ended December 31, 1998, the ratio of earnings to fixed charges would have been 9.0.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

    The following table summarizes selected consolidated historical financial data of the company. The financial data for the years ended December 31, 1999, 1998, 1997 and 1996 and as of December 31, 1999, 1998 and 1997 was derived from the audited consolidated financial statements of the company incorporated by reference in the accompanying prospectus. The financial data for the year ended December 31, 1995 and as of December 31, 1996 and 1995 was derived from the audited consolidated financial statements of the company which are not included nor incorporated in the accompanying prospectus or herein. The financial data for the nine months ended September 30, 2000 and 1999 and as of September 30, 2000 and 1999 was derived from the unaudited condensed consolidated financial statements of the company incorporated by reference in the accompanying prospectus. In the opinion of the company's management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the nine months ended September 30, 2000 and 1999 have been reflected therein. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the full year.

	Nine Months Ended September 30,		Year Ended December 31,
	2000	1999	1999	1998		1997	1996		1995
	(in millions, except per share data)
Statement of Operations Data:
Revenues	$15,688	$14,570	$19,562	$17,355		$11,794	$10,074		$5,671
Earnings (Loss) from Operations	870	685	943	(42)	(1)	742	581	(2)	461	(3)

Net Earnings (Loss)	526	411	568	(166	)(1)	460	356	(2)	286	(3)
Convertible Preferred Stock Dividends	—	—	—	(28)		(29)	(29)		(7)
Preferred Stock Redemption Premium	—	—	—	(20)		—	—		—

Net Earnings (Loss) Applicable to Common Shareholders	$526	$411	$568	$(214	)(1)	$431	$327	(2)	$279	(3)

Basic Net Earnings (Loss) per Common Share	$3.24	$2.34	$3.26	$(1.12	)(1)	$2.30	$1.80	(2)	$1.61	(3)

Diluted Net Earnings (Loss) per Common Share	$3.12	$2.29	$3.20	$(1.12	)(1)	$2.26	$1.76	(2)	$1.57	(3)

Dividends per Share:
Common Stock	$0.03	$0.03	$0.03	$0.03		$0.03	$0.03		$0.03
Convertible Preferred Stock	—	—	—	56.03		57.50	57.50		14.38
Weighted Average Number of Common Shares Outstanding:
Basic	163	176	174	191		187	182		174
Diluted	169	179	178	191		191	186		177
Balance Sheet Data (as of):
Cash and Investments	$4,685	$4,224	$4,719	$4,424		$4,041	$3,453		$3,078
Total Assets	10,463	9,785	10,273	9,675		7,623	6,997		6,161
Debt	1,065	650	991	708		—	—		—
Convertible Preferred Stock	—	—	—	—		500	500		500
Shareholders' Equity	3,657	3,970	3,863	4,038		4,534	3,823		3,188

(1)
Excluding the operational realignment and other charges of $725, charges related to contract losses associated with certain Medicare markets and other increases to commercial and Medicare medical costs payable estimates of $175 and the convertible preferred stock redemption premium of $20 from the year ended December 31, 1998, earnings from operations, net earnings and net earnings applicable to common shareholders, would have been $858, $537 and $509, respectively, or $2.62 diluted net earnings per common share.
(2)
Excluding the merger costs associated with the April 1996 acquisition of HealthWise of America, Inc. (HealthWise) of $15 ($9 after tax, or $0.05 diluted net earnings per common share) and the provision for future losses on two large multi-year contracts of $45 ($27 after tax, or $0.15 diluted net earnings per common share), 1996 earnings from operations and net earnings would have been $641 and $392, or $1.96 diluted net earnings per common share. The HealthWise merger was accounted for using the pooling-of-interests method of accounting; however, the company did not restate its historical financial statements as the effects on the historical consolidated financial statements were not material.
(3)
Excluding restructuring charges associated with the October 1995 acquisition of The MetraHealth Companies, Inc. (MetraHealth) of $154 ($97 after tax, or $0.55 diluted net earnings per common share), 1995 earnings from operations and net earnings would have been $615 and $383, or $2.12 diluted net earnings per common share. The MetraHealth acquisition was accounted for using the purchase method of accounting and, accordingly, its operating results have been included in the company's historical consolidated financial information from the acquisition date.

BUSINESS

    UnitedHealth Group Incorporated is a national leader in forming and operating markets for the exchange of health and well-being services. In our five primary businesses, we provide a broad spectrum of resources to help people improve their health and well-being through all stages of life.

    Our Health Care Services segment consists of our UnitedHealthcare and Ovations businesses. UnitedHealthcare coordinates network-based health and well-being services on behalf of local employers and consumers nationwide. Ovations is a business dedicated to advancing the health and well-being goals of Americans in the second half of life, age 50 and older.

    Our Uniprise business is devoted to serving the needs of large organizations. Its services include network-based health and well-being services on both an insured and a self-funded basis, business-to-business transactional infrastructure services and consumer connectivity, and technology support services.

    Our Specialized Care Services business is an expanding portfolio of health and well-being companies, each serving a specialized market need with a unique blend of benefits, provider networks, services and resources. These specialty businesses offer products that address consumers' needs for mental health and chemical dependency services, employee assistance, organ transplants, vision and dental services, health related information and other health and well-being services.

    Our Ingenix business is a leader in the field of health care data and information, research, analysis and application. Ingenix serves multiple health care market segments on a business-to-business basis, including pharmaceutical companies, health insurers and other payers, care providers, large employers and governments.

    While separate, our businesses remain interrelated as part of our health and well-being enterprise. Our businesses share customers, and in some instances, use common information systems and have access to shared administrative services.

    The following sections describe our five key business lines. You should read these sections in conjunction with the documents referred to in the accompanying prospectus under the heading "Where You Can Find More Information." Those documents, which are incorporated by reference in the accompanying prospectus, provide important additional information about our operations (including our expansion and divestiture of operations, government regulation, marketing, competition, management, employees, properties and legal proceedings) and our financial position and results of operations. You also should read these sections in conjunction with the section called "Risk Factors" in this prospectus supplement.

Health Care Services

    Our Health Care Services segment consists of the UnitedHealthcare and Ovations businesses.

  UnitedHealthcare

    UnitedHealthcare coordinates network-based health and well-being services on behalf of local employers and consumers nationwide. UnitedHealthcare provides commercial, Medicare and Medicaid products. The commercial product is marketed to middle and small market businesses serving employers and other groups with less than 5,000 individuals. As of September 30, 2000, this business served approximately 7.7 million individuals. UnitedHealthcare also serves approximately 397,000 Medicare and 528,000 Medicaid eligible individuals. In some cases, UnitedHealthcare assumes the risk of both medical and administrative costs for its members in return for premium revenue. It accomplishes this through subsidiaries that are usually licensed as HMOs, preferred provider organizations (PPOs) or insurers, depending upon state regulations. It also provides administrative and other management services to health plans and self-funded customers for which UnitedHealthcare receives a fee, as it does not assume the risk of health care costs.

    UnitedHealthcare arranges access to care through more than 340,000 network physicians and 3,200 network hospitals across the United States. The consolidated purchasing power represented by the individuals we serve makes it possible for us to contract for cost-effective access to broad, convenient networks of care providers.

    UnitedHealthcare believes that its history of innovation distinguishes its product offerings from the competition. We design consumer-oriented health benefits and services that value individual choice and control in accessing health care. With our comprehensive Care Coordination philosophy, one of our goals is to make it easier for people to get the care they need, when they need it. We have programs that provide health education; admission counseling before hospital stays; care advocacy to help avoid delays in patients' stays in the hospital; assistance with a safe transition from the hospital; support for individuals at risk of needing intensive treatment; continuous coordination for people with chronic conditions; and pharmacy management, which promotes safe use of medications. We want consumers to be engaged and active participants in managing their own health and well-being. For example, UnitedHealthcare's multi-layered pharmacy benefit program provides access to a wide range of generic and brand-name drugs. Individuals who choose to use generic drugs pay less, while those who prefer to use brand-name drugs pay more. In addition, UnitedHealthcare was an early leader in offering open access, which allows individuals to schedule appointments directly with specialists without a referral from a primary care physician. Further, enriched Web sites put in-depth information at consumers' fingertips: a directory of network physicians and hospitals, reports on thousands of health topics, and soon, a health profile tailored to individual interests. In totality, UnitedHealthcare's efforts to help improve quality of care are key in helping keep health care costs affordable.

  Ovations

    Ovations is a business dedicated to advancing the health and well-being goals of Americans in the second half of life, age 50 and older. Ovations is one of the few companies fully dedicated to this market segment. As a part of this business, in February 1997, Ovations began a 10-year partnership with AARP, currently providing Medicare Supplement and Hospital Indemnity insurance to more than 3.6 million AARP members. Recently, Ovations introduced AARP Eye Health Services to offer affordable eye exams, complimentary glaucoma screenings and discounts on eyewear. Ovations' Medicare Supplement Pharmacy Service addresses one of the most significant cost problems facing older Americans—prescription drug costs. This service saved AARP members nearly $60 million in 1999. Ovations also developed a valuable offering with lower cost Medicare supplement coverage that provides a hospital network and 24-hour access to health care information from nurses.

    The EverCare® unit provides a broad spectrum of health care services to older Americans. EverCare has innovative programs to detect and treat common conditions—such as pneumonia and other infections, congestive heart failure, hip fractures and medication side effects—which are among the top reasons for hospital admissions among older individuals. These services are provided to individuals living in long-term care settings, primarily through nurse practitioners. EverCare is available in ten markets in nine states, and we anticipate adding additional markets and testing new service offerings.

Uniprise

    Uniprise is a business devoted to serving the needs of large organizations. We offer consumers access to the full spectrum of health and well-being products and services available anywhere in the marketplace, through one efficient and unified source. Our core competencies are in health care, large volume transaction management, large-scale benefit design and administration for large organizations, and innovative technology solutions designed to transform complex administrative processes into efficient, high quality computer processes. We design and market leading-edge health and well-being services, enabling large organizations to offer custom health benefit programs to their employees. Uniprise is the business through which large employers can access not only our services, but also all of UnitedHealth Group's network-based medical, insurance and specialty services, with a large variety of funding arrangements. As of September 30, 2000, we managed 230 client relationships, representing approximately 6.6 million individuals, including more than one-fourth of the Fortune 500 companies.

    Uniprise also offers human resources and benefit administration outsourcing services to large organizations. We provide large organizations with the services formerly provided by the organization's in-house human resources departments, including but not limited to call center services, enrollment services, and defined benefit and contribution plan support services. Uniprise also provides claim and customer services and technological solutions for six non-UnitedHealthcare health plans. We presently provide such services for more than 1.2 million individuals. We expect continued growth in this business.

Specialized Care Services

    Specialized Care Services is a portfolio of specialized health and well-being companies, each serving a specific market need with a unique blend of benefits, provider networks, services and resources. We are uniquely positioned to provide comprehensive offerings that are focused on highly specialized health care needs. These offerings are sold to and through other UnitedHealth Group businesses as well as to unrelated entities, including HMOs, PPOs, insurers, reinsurers, third-party administrators, labor unions, employers and state and federal governmental customers. We are generally compensated on an administrative service fee basis although for certain managed behavioral health, dental and stop loss products we assume risk for health care expenses.

    Through United Behavioral Health (UBH) and its affiliated companies, we provide behavioral health care management services, employee assistance programs and psychiatric disability management services. UBH's care management staff and extensive network of contracted mental health professionals represent the core of its product offerings. UBH's services and products reach almost 17 million individuals.

    Optum® provides health information assistance, support and related services all designed to improve the health and well-being of the approximately 18 million individuals it serves. Through multiple access points, including the Internet, telephone, audio tapes, print and in-person consultations, we help consumers address daily living concerns, make informed health care decisions and become more effective health care consumers.

    With the June 1999 acquisition of Dental Benefit Providers (DBP), we have expanded our product portfolio to include management services for dental care benefits. Through an extensive network of contracted dental providers, DBP and its affiliates manage dental benefit offerings for over 90 customers covering more than 2.3 million individuals in 33 states and the District of Columbia. This business is sold on both an insured and an administrative fee basis. DBP's products are distributed primarily through unaffiliated HMOs and insurers to commercial, Medicare and Medicaid populations. DBP has begun to offer its products and services to and through UnitedHealth Group affiliates and has expanded its offering of both network based and indemnity dental care plan designs.

    United Resource Networks is the gateway to leading critical care and chronic care programs at more than 54 of the most widely recognized medical centers in the United States. United Resource Networks negotiates fixed, competitive rates for high-cost, low-frequency health care services. Access to United Resource Networks' programs and services is available to over 2,200 payers representing approximately 40 million individuals.

    Acquired in November 1999, National Benefit Resources (NBR) is a managing general underwriter that originates and administers medical stop loss insurance provided to employers who offer self-funded employee benefit plans. NBR markets stop loss coverage primarily through 269 third party administrators located in all 50 states. We expect to distribute the products and services of Specialized Care Services businesses to NBR's customer base.

    Coordinated Vision Care (CVC) represents Specialized Care Services' platform for entry into the vision care market. Founded in August 1998, CVC has developed a business model that will enhance the value of existing vision benefits through coordinating the delivery of vision care services and ophthalmic materials. CVC's immediate focus is to manage vision benefits for UnitedHealthcare members, but plans to market its services to our other businesses and unaffiliated managed health care organizations in the future. We hold a controlling interest in CVC.

    Unimerica Life and Accident is a single convenient source for life and accident benefits that align with other health and specialty coverage and benefits.

Ingenix

    Our Ingenix business is a leader in the field of health care data and information, research, analysis and application. Ingenix serves multiple health care market segments on a business-to-business basis, including pharmaceutical companies, health insurers and other payers, care providers, large employers and governments. Early in 2000, Ingenix was aligned into two primary operating divisions: Ingenix Health Information and Ingenix Pharmaceutical Services.

    Ingenix Health Information offers three broad types of products and services: consulting services, publications and data and software products and services. Our consulting services focus on actuarial and financial disciplines, product development, provider contracting and medical policy and management. We publish print and electronic media products that provide information regarding coding, reimbursement, billing, compliance and other general health care issues. We also provide a wide variety of data and software services and products including databases for benchmarking and fee schedule creation, software to analyze and report cost and utilization of services, data management services, HEDIS reporting, fraud and abuse detection services, claims editing software and reimbursement systems audits.

    Ingenix Pharmaceutical Services provides drug development and marketing-related services for pharmaceutical, biotechnology and medical device manufacturers on a global basis. Services include finding and training investigators and recruiting patients, developing research protocols, providing regulatory assistance, data collection and management, biostatistical analysis, pharmoeconomic and safety research, medical education programs, medical writings and general project management.

DESCRIPTION OF NOTES

    The notes will be "senior debt securities" as described in the section called "Description of Debt Securities—Description of Senior Debt Securities" in the accompanying prospectus. The following information concerning the notes supplements the information set forth in that section of the accompanying prospectus. It should be read together with the description of senior debt securities in the accompanying prospectus and the terms of the notes in the senior indenture dated as of November 15, 1998, as amended by an Amendment to Indenture dated as of November 6, 2000 between us and The Bank of New York, as trustee. A copy of the senior indenture is filed as an exhibit to the registration statement which includes the accompanying prospectus. The notes also will be issued under and subject to the terms of an officers' certificate and company order pusuant to the senior indenture which will be incorporated by reference into the accompanying prospectus.

    If any of the information set forth below is inconsistent with information in the accompanying prospectus, the information set forth below replaces the information in the accompanying prospectus. If we use a term that is not defined in this prospectus supplement, you should refer to the definition that is provided in the accompanying prospectus.

Title, Principal Amount, Maturity and Interest

    The notes are designated as our 7.50% notes due November 15, 2005. The notes are initially limited in aggregate principal amount to $400,000,000. We may, without the consent of the holders of the notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the notes. Any additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of securities under the senior indenture. No additional notes may be issued if an event of default under the senior indenture has occurred with respect to the notes. There is no limitation on the amount of other senior debt securities that we may issue under the senior indenture.

    The notes are our unsecured senior debt securities, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on the notes depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of the notes, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

    The notes will mature and become due and payable, together with any accrued and unpaid interest, on November 15, 2005. The notes will bear interest at the rate per annum set forth in their title from November 16, 2000 or from the most recent interest payment date on which we paid or provided for interest on the notes until their principal is paid.

    We will pay interest on the notes semi-annually on each May 15 and November 15. The first interest payment date will be May 15 , 2001. The regular record dates for payments of interest are the May 1 or November 1 immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued through the day before the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Form and Denominations

    Notes will be issued in registered form only, without coupons, in denominations of $1,000 and whole multiples of $1,000.

Ranking

    The notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness.

Book-Entry Issuance

    DTC will act as securities depositary for the notes. The notes will initially be represented by a global note registered in the name of DTC or its nominee. For additional information concerning DTC and its procedures, see the section called "Book-Entry Issuance" in the accompanying prospectus.

Same-Day Settlement

    Settlement for the notes will be made by the underwriters in immediately available funds. The notes will trade in DTC's system until maturity. As a result, DTC will require secondary trading activity in the notes to be settled in immediately available funds.

Redemption

    At our option, we may redeem the notes in whole or in part at any time before their maturity date on not less than 30 or more than 60 days' notice by mail. If we redeem the notes before their maturity date, the redemption price will be equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 25 basis points, plus, in each case, accrued and unpaid interest to the redemption date. For this purpose, the following terms have the following meanings:

  •
  "Treasury Yield" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  •
  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

  •
  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if the trustee under the senior indenture obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

  •
  "Independent Investment Banker" means Goldman, Sachs & Co. or its successor or, if such firm is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the trustee under the senior indenture after consultation with us.

  •
  "Reference Treasury Dealer" means (i) each of Goldman, Sachs & Co. and any other primary U.S. Government securities dealer in New York City (a Primary Treasury Dealer) designated by, and not affiliated with, Goldman, Sachs & Co., provided, however, that if Goldman, Sachs & Co. or any of its designees shall cease to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute for such entity and (ii) any other Primary Treasury Dealer selected by the trustee under the senior indenture.

  •
  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee under the senior indenture, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the trustee under the senior indenture by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  •
  "business day" means any day that is not a Saturday or Sunday and that, in the City of New York, is not a day on which banking institutions are generally authorized or obligated by law to close.

    A notice of redemption may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and we will not be obligated to redeem the notes.

    If we redeem less than all of the notes, we have been advised that it is DTC's practice to determine by lot the amount of the interest of each participant in the notes to be redeemed.

    The notes do not have the benefit of any sinking fund.

Trustee, Registrar and Paying Agent

    The Bank of New York, 101 Barclay Street, New York, New York 10286, serves as trustee under the senior indenture and has been appointed registrar and paying agent for the notes. The Bank of New York is a member of the group of banks which provides us with credit facilities in support of our commercial paper program.

Certain Covenants

    The senior indenture contains certain covenants that, among other things:

  •
  limit, to the extent set forth in the accompanying prospectus, our ability and that of certain of our subsidiaries to grant liens under certain circumstances on stock or indebtedness of certain of our subsidiaries, or on certain of our properties or those of certain subsidiaries, to secure our debt or that of any other person; and

  •
  prohibit us, to the extent set forth in the accompanying prospectus, from merging with another company unless we meet certain specified conditions.

    These covenants are described in the section called "Description of Debt Securities—Description of Senior Debt Securities—Certain Covenants" in the accompanying prospectus.

Defeasance

    The notes are subject to legal defeasance and covenant defeasance as described in the section called "Description of Debt Securities—Description of Senior Debt Securities—Defeasance Provisions" in the accompanying prospectus.

Governing Law

    The senior indenture and the notes are governed by and will be construed in accordance with New York law.

UNDERWRITING

    The company and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Principal Amount
Underwriters	of Notes
Goldman, Sachs & Co.	$140,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	140,000,000
Lehman Brothers Inc.	60,000,000
Banc of America Securities LLC	24,000,000
Chase Securities Inc.	12,000,000
Salomon Smith Barney Inc.	12,000,000
BNY Capital Markets, Inc.	4,000,000
Morgan Stanley & Co. Incorporated	4,000,000
UBS Warburg LLC	4,000,000

Total	$400,000,000

    Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.350% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

    The notes are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The company estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $200,000.

    The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Certain of the underwriters and their affiliates have from time to time provided investment banking, financial advisory, commercial banking and other services to us, for which they have received customary compensation, and they may continue to do so in the future. Affiliates of Banc of America Securities LLC, Chase Securities Inc., Salomon Smith Barney Inc., BNY Capital Markets, Inc. and UBS Warburg LLC are lenders under our revolving credit facility. Each of these parties has received and will receive customary fees under the revolving credit facility.

LEGAL MATTERS

    The validity of the notes will be passed upon by Dorsey & Whitney LLP, Minneapolis, Minnesota. Certain legal matters in connection with the notes will be passed upon for the underwriters by Faegre & Benson LLP, Minneapolis, Minnesota.

PROSPECTUS

[LOGO]

UNITEDHEALTH GROUP INCORPORATED
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343
(612) 936-1300

$1,250,000,000
UNITEDHEALTH GROUP INCORPORATED
Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Securities Warrants

UHC CAPITAL I
UHC CAPITAL II
UHC CAPITAL III
UHC CAPITAL IV

Preferred Securities

Fully and unconditionally guaranteed, as described in this prospectus, by
 UNITEDHEALTH GROUP INCORPORATED

    We will provide the specific terms of these securities in supplements to this prospectus.

    You should read this prospectus and the applicable prospectus supplement carefully before you invest.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 1999

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that UnitedHealth Group and the trusts (namely, UHC Capital I, UHC Capital II, UHC Capital III and UHC Capital IV) filed with the SEC using a "shelf" registration process. Under this shelf process, UnitedHealth Group may sell:

  •
  debt securities;

  •
  its preferred stock;

  •
  its common stock;

  •
  depositary shares; and

  •
  securities warrants

and the trusts may sell:

  •
  preferred securities (representing undivided beneficial interests in the trusts) to the public; and

  •
  common securities to UnitedHealth Group in one or more offerings.

    The trusts will use the proceeds from sales of securities to buy series of junior subordinated debt securities from UnitedHealth Group with terms that correspond to the preferred securities.

    In the event that a trust sells preferred securities under this prospectus and uses the proceeds from the sale to buy junior subordinated debt securities from UnitedHealth Group, UnitedHealth Group:

  •
  will pay principal and interest on the junior subordinated debt securities, subject to the payment of its more senior debt;

  •
  may choose to distribute the junior subordinated debt securities pro-rata to the holders of the related preferred securities and common securities if it terminates a trust; and

  •
  will fully and unconditionally guarantee the preferred securities based on:

  - its obligations to make payments on the junior subordinated debt securities;

  - its obligations under the guarantees (its payment obligations are subject to payment on all of its general liabilities); and

  - its obligations under the applicable trust agreements.

    This prospectus provides you with a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

    The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about UnitedHealth Group and the trusts and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

    UnitedHealth Group files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document UnitedHealth Group files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. UnitedHealth Group's SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. UnitedHealth Group's SEC filings are also available at the offices of the NYSE. For further information on obtaining copies of UnitedHealth Group's public filings at the NYSE, you should call 1-212-656-5060.

    The SEC allows UnitedHealth Group to "incorporate by reference" the information UnitedHealth Group files with it, which means that UnitedHealth Group can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that UnitedHealth Group files with the SEC will automatically update this prospectus. UnitedHealth Group incorporates by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until UnitedHealth Group or any underwriters sell all of the securities:

  •
  Annual Report on Form 10-K, as amended by the Amendment to Annual Report on Form 10-K/A filed April 22, 1999, for the year ended December 31, 1998;

  •
  Amendment to Quarterly Report on Form 10-Q/A (amending the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998) filed April 22, 1999 and Amendment to Quarterly Report on Form 10-Q/A (amending the Quarterly Report on Form 10-Q for the quarter ended September 30, 1998) filed April 22, 1999;

  •
  Current Reports on Form 8-K filed on January 8, 1999 and February 23, 1999; and

  •
  The description of UnitedHealth Group's common stock contained in the registration statement on Form 8-A dated September 20, 1991, and any amendment or report filed for the purpose of updating that description filed after the date of this prospectus and prior to the termination of this offering.

    You may request a copy of these filings at no cost, by writing to or telephoning UnitedHealth Group at the following address:

    UnitedHealth Group
    UnitedHealth Group Center
    9900 Bren Road East
    Minnetonka, Minnesota 55343
    Attn: Investor Relations
    (612) 936-1300

    The trusts have no separate financial statements. The statements would not be material to holders of the preferred securities because the trusts have no independent operations.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. UnitedHealth Group has not authorized anyone else to provide you with different information. UnitedHealth Group is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

UNITEDHEALTH GROUP

    UnitedHealth Group is a national leader in offering health care coverage and related services, which it offers through six lines of business:

    Organized Health Systems.  UnitedHealth Group organizes, operates and manages health systems under the name UnitedHealthcare. As of December 31, 1998, UnitedHealthcare held a majority ownership interest in health plans operating in approximately 40 markets nationwide and in Puerto Rico. UnitedHealthcare also is engaged in a joint venture that operates a health plan in the Republic of South Africa and provides consulting services in Germany, Hong Kong and the Philippines through this business unit. Health systems we offer include:

  •
  Health Maintenance Organization (HMO), where we contract with health care providers within a defined geographic area to provide an agreed upon set of preventive and health maintenance and treatment services to enrolled members who pay a fixed fee or premium that does not vary with the extent of medical services received by the member; and

  •
  Point-of-Service Plans (POS), which are health benefit plans that allow the covered person to choose to receive service from a participating or non-participating health care provider, with better benefit levels for using participating providers. POS plans may be offered through HMOs or preferred provider organizations, which are sometimes combined with supplemental insurance plans.

    Insurance Services.  UnitedHealth Group's insurance affiliate, Unimerica, underwrites the health insurance coverage provided through its organized health systems, as well as its Medicare supplemental insurance.

    Administrative Services.  Our Uniprise business provides administrative support services and strategic planning services to large employers who self-insure their employee benefits programs. Services include: member enrollment, member eligibility, claim processing, issuing documents, billing and banking, customer service and production of plan descriptions, provider directories and ID cards.

    Health and well-being services for Retirees and Older Americans.  Through Ovations, we provide Medicare supplement insurance and hospital indemnity coverage for members enrolled in the health insurance program of the American Association of Retired Persons (AARP). The company also provides health care benefits to elderly nursing home residents through EverCare, a program which works with the Medicare program and arranges the delivery of health care services in the nursing home for no extra premium cost.

    Specialized Care Services.  Through Specialized Care Services, UnitedHealth Group arranges and offers benefits, networks of health care providers, and services focused on highly specialized health care needs. These include employee assistance/counseling programs, mental health/substance abuse services, a contracted network of solid organ transplant programs and related services, 24-hour health information and counseling services and health publications.

    Knowledge and Information Services.  Our subsidiary Ingenix offers reporting, research, publishing and consulting services to health care providers, employers, pharmaceutical companies and government institutions.

THE TRUSTS

    UnitedHealth Group created a number of trusts under Delaware law pursuant to separate trust agreements for each trust. A trust is a fiduciary relationship where one person known as the trustee, holds certain property for the benefit of another person, in this case, the purchasers of securities. For the securities being sold, UnitedHealth Group and the trustees will enter into an amended and restated trust agreement that will be substantially in the form filed as an exhibit to the registration statement, which will state the terms and conditions for each trust to issue and sell the specific preferred securities and common securities.

    Each trust exists solely to:

  •
  issue and sell preferred securities and common securities;

  •
  use the gross proceeds from the sale of the preferred securities and common securities to purchase corresponding series of UnitedHealth Group's junior subordinated debt securities;

  •
  maintain their status as grantor trusts for federal income tax purposes; and

  •
  engage in other activities that are necessary or incidental to these purposes.

    UnitedHealth Group will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The preferred securities will represent the remaining 97% of each trust's total capitalization. The common securities will have terms substantially identical to, and generally will rank equal in priority of payment with, the preferred securities. If UnitedHealth Group defaults on the corresponding junior subordinated debt securities, then distributions on the common securities will be subordinate to the preferred securities in priority of payment.

    For each trust, UnitedHealth Group, as the direct or indirect holder of all of the common securities, has appointed five junior subordinated trustees to conduct such trust's business and affairs. As holders of the common securities, UnitedHealth Group (except in certain circumstances) has the power to:

  •
  appoint the trustees;

  •
  replace or remove any of the trustees; or

  •
  increase or decrease the number of trustees.

    This means that if you are dissatisfied with a trustee you will not be able to remove the trustee without the assistance of UnitedHealth Group. Similarly, if UnitedHealth Group is dissatisfied with a trustee they can remove the trustee even if you are satisfied with the trustee.

    The preferred securities will be fully and unconditionally guaranteed by UnitedHealth Group as described under "Description of The Guarantees."

    The principal executive offices of each trust is c/o UnitedHealth Group, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343 and the telephone number is (612) 936-1300.

USE OF PROCEEDS

    Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities offered by UnitedHealth Group will be added to UnitedHealth Group's general funds and may be used to:

  •
  meet UnitedHealth Group's working capital requirements;

  •
  redeem or repurchase outstanding securities;

  •
  refinance debt; and/or

  •
  finance acquisitions.

    If UnitedHealth Group does not use the net proceeds immediately, it will temporarily invest them in short-term, interest-bearing obligations. Each trust will use all proceeds received from the sale of its securities to purchase junior subordinated debt securities of UnitedHealth Group.

RATIO OF EARNINGS TO FIXED CHARGES AND TO
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The ratio of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends for each of the periods indicated is as follows:

	Year Ended December 31,
	1998	1997	1996	1995	1994
Ratio of Earnings to Fixed Charges	NM*	10.75	8.58	11.53	17.78

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	NM*	6.65	5.38	9.10	17.78

*
Not meaningful.

    For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized plus the interest factor in rental expense. For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, fixed charges would then be combined with preferred stock dividend requirements, adjusted to a pretax basis, on the outstanding preferred stock of UnitedHealth Group.

    Earnings were insufficient to cover fixed charges by $42 million for the year ended December 31, 1998. Excluding the realignment charge of $725 million taken by UnitedHealth Group in the second quarter of 1998, the pro forma ratio of earnings to fixed charges would have been 8.97. Earnings were insufficient to cover fixed charges and preferred stock dividends by $88 million for the year ended December 31, 1998. Excluding the realignment charge of $725 million taken by UnitedHealth Group in the second quarter of 1998, the pro forma ratio of earnings to fixed charges and preferred stock dividends would have been 5.84.

    For current information on these ratios, please see UnitedHealth Group's most recent Form 10-K and 10-Q. See "Where You Can Find More Information."

DESCRIPTION OF SECURITIES

    This prospectus contains a summary of the senior debt securities, the subordinated debt securities, the junior subordinated debt securities issued to the trusts (collectively, "Debt Securities"), the preferred stock, the common stock, the depositary shares, the securities warrants, the preferred securities and the guarantee.

    If you would like additional information on any of the underlying securities you should read:

  •
  the agreement between UnitedHealth Group and The Bank of New York, as senior trustee, under which the senior debt securities will be issued,

  •
  the agreement between UnitedHealth Group and The Bank of New York, as subordinated trustee, under with the subordinated debt securities will be issued,

  •
  the agreement between UnitedHealth Group and The Bank of New York, as junior subordinated trustee, under which the junior subordinated debt securities will be issued,

  •
  the certificate of designations, performances, and rights of preferred stock,

  •
  the deposit agreement,

  •
  the common stock warrant agreement, the preferred stock warrant agreement and the Debt Securities warrant agreement,

  •
  the trust agreement,

  •
  the guarantee of the preferred securities by UnitedHealth Group, and

  •
  the applicable prospectus supplement for the material terms and conditions of each security.

    Forms of the documents listed above, with the exception of the prospectus supplement, are filed as exhibits to the registration statement. The registration statement includes this prospectus.

DESCRIPTION OF DEBT SECURITIES

Description of Senior Debt Securities

General

    This section describes the general terms and provisions of the senior debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the senior debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those senior debt securities.

    The senior debt securities will be issued under the senior indenture. The senior indenture will be qualified under the Trust Indenture Act. The form of the senior indenture has been filed as an exhibit to the registration statement.

    This section summarizes the material terms and provisions of the senior indenture and the senior debt securities. Because this is only a summary, it does not contain all of the details found in the full text of the senior indenture and the senior debt securities. If you would like additional information you should read the form of senior indenture and the form of senior debt securities.

    The senior debt securities may be issued from time to time in one or more series. Senior debt securities issued under the senior indenture will be issued as part of a series that UnitedHealth Group has established pursuant to the senior indenture. The amount of senior debt securities offered by this prospectus will be limited to the amount of securities set forth on the cover of this prospectus that UnitedHealth Group has not already issued or reserved for issuance. The senior indenture will not limit the aggregate principal amount of senior debt securities which UnitedHealth Group may issue under the senior indenture.

    The senior debt securities will be unsecured and will rank equally with other unsecured, unsubordinated indebtedness of UnitedHealth Group.

    Unless the applicable prospectus supplement indicates otherwise, the senior debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

    Senior debt securities may be issued in the form of one or more global securities, as described below under "—Global Senior Debt Securities."

    There will be no service charge for any registration of transfer or exchange of the senior debt securities, but UnitedHealth Group may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the senior debt securities.

    Senior debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. If a senior debt security is an original issue discount security, that means that an amount less than the principal amount of the senior debt security will be due and payable upon a declaration of acceleration of the maturity of the senior debt security pursuant to the senior indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

    UnitedHealth Group will designate a place of payment where you can receive payment of the principal of and any premium and interest on the senior debt securities or transfer the senior debt securities. Unless otherwise set forth in the applicable prospectus supplement, UnitedHealth Group will pay interest on the senior debt securities to the person listed as the owner of the senior debt securities in the security register at the close of business on the regular record date for the applicable interest payment date. Defaulted interest, however, may be paid to holders as of special record dates established in the manner set forth in the senior indenture.

    A prospectus supplement relating to a series of senior debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title and type of the senior debt securities;

  •
  any limit on the total principal amount of the senior debt securities;

  •
  the person to whom any interest on the senior debt securities will be payable, if other than the person in whose name they are registered on the regular record date for the interest;

  •
  the date or dates on which the principal of and premium, if any, on the senior debt securities will be payable;

  •
  the interest rate on the senior debt securities; the date from which interest will accrue; the record and interest payment dates on the senior debt securities; any circumstances under which UnitedHealth Group may defer interest payments; and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

  •
  the place or places where the principal of and premium, if any, and interest on the senior debt securities will be payable and the senior debt securities may be surrendered for registration of transfer or exchange;

  •
  any applicable redemption provisions that would permit UnitedHealth Group to elect redemption of the senior debt securities prior to their final maturity;

  •
  whether a sinking fund will be established, which means that monies will be deposited on a regular basis in a separate custodial account that would be used by UnitedHealth Group to redeem the senior debt securities prior to their final maturity;

  •
  whether the senior debt securities will be convertible into or exchangeable for shares of common stock, and if so, the terms and conditions upon which the senior debt securities will be convertible or exchangeable;

  •
  the identity of each security registrar and paying agent, if other than or in addition to the senior trustee;

  •
  if the amount of principal of or any premium or interest on the senior debt securities may be determined by reference to an index or pursuant to a formula, the manner in which those amounts shall be determined;

  •
  the denominations in which the senior debt securities will be issued;

  •
  any changes to or additional events of default under the senior indenture or covenants, and any change in the right of the senior trustee or the holders to declare the principal of or any premium or interest on the senior debt securities due and payable;

  •
  if less than the principal amount, the portion of the principal payable upon acceleration of the senior debt securities following an event of default;

  •
  whether the senior debt securities are to be issued in whole or in part in the form of one or more global securities;

  •
  whether the provisions described under the heading "Defeasance Provisions" on page 16 of this prospectus apply to the senior debt securities;

  •
  the name and address of the senior trustee with respect to the senior debt securities; and

  •
  any other terms of the senior debt securities.

Redemption

    The prospectus supplement will specify the provisions, if any, for redemption of the senior debt securities at the option of UnitedHealth Group.

    Except as set forth in the prospectus supplement, UnitedHealth Group is not required to make mandatory redemption or sinking fund payments. The prospectus supplement will specify the provisions, if any, regarding sinking fund provisions.

    The senior indenture provides that UnitedHealth Group may:

  •
  deliver outstanding senior debt securities, with similar terms, of a series (other than any previously called for redemption); and

  •
  apply as a credit senior debt securities, with similar terms, of a series which have been redeemed either (i) at the election of UnitedHealth Group pursuant to the terms of those senior debt securities, or (ii) through the application of permitted optional sinking fund payments pursuant to the terms of those senior debt securities, in each case, in satisfaction of all or any part of any required sinking fund payment with respect to the senior debt securities, with similar terms, of the same series.

    The senior indenture provides that, if less than all of the senior debt securities of any series are to be redeemed at any time, selection of the senior debt securities for redemption will be made by the senior trustee on:

  •
  a pro rata basis (and in a manner that complies with applicable legal and stock exchange requirements, if any); or

  •
  by any other method as the senior trustee shall deem fair and appropriate.

    Portions of the senior debt securities selected for redemption shall be in amounts of $1,000 or in multiples of $1,000, except that if all of the senior debt securities of a holder are to be redeemed, the entire outstanding amount shall be redeemed.

    Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior debt securities to be redeemed at its registered address. If any senior debt security is to be redeemed in part only, the notice of redemption that relates to the senior debt security shall state the portion of the principal amount of the senior debt security to be redeemed. A new senior debt security, with similar terms and of the same series, in principal amount equal to the unredeemed portion of the original senior debt security, if any, will be issued in the name of the holder of the new senior debt security upon cancellation of the original senior debt security.

    On and after the redemption date, interest will no longer accrue on senior debt securities or any part of the senior debt securities called for redemption unless UnitedHealth Group defaults in the payment of the redemption price and accrued interest.

Repurchase at the Option of Holders

    Unless otherwise set forth in the prospectus supplement, the senior indenture does not contain provisions that require UnitedHealth Group to repurchase senior debt securities at the option of the holders of the senior debt securities.

    The senior indenture provides that:

  •
  if repurchase rights are provided for in a prospectus supplement, and

  •
  if the amounts deposited in connection with the repurchase rights are insufficient to pay the repurchase price of all senior debt securities of the applicable series having repurchase rights,

then, the senior trustee shall select senior debt securities to be repurchased on a pro rata basis from the holders who have repurchase rights and who elect to exercise the repurchase rights (and in a manner that complies with any applicable legal and stock exchange requirements).

Conversion and Exchange

    Unless otherwise set forth in the prospectus supplement the senior debt securities are not convertible or exchangeable for common stock of UnitedHealth Group.

Certain Definitions

    Set forth below are certain defined terms used in the senior indenture. Please refer to the senior indenture for full definitions of all terms.

    "Capital Stock" means:

  •
  corporate stock including, without limitation, common stock and preferred stock;

  •
  any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  •
  partnership interests (whether general or limited); and

  •
  any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

    "Consolidated Net Worth" means, with respect to any person as of any date, the sum of:

  •
  the consolidated equity of the common shareholders of a person and its consolidated Subsidiaries as of a particular date; plus

  •
  the respective amounts reported on a person's balance sheet as of a particular date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in the year of declaration and payment, but only to the extent of any cash received by a person upon issuance of the preferred stock; less

  •
  all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of the business), subsequent to the date of the senior indenture, in the book value of any asset owned by a person or a consolidated Subsidiary of that person; and

  •
  all unamortized debt discount and expense and unamortized deferred charges as of a particular date,

all of the foregoing determined in accordance with generally accepted accounting principles.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an event of default under the senior indenture.

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event:

  •
  matures; or

  •
  is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or

  •
  is redeemable at the option of the holder of the Capital Stock,

in whole or in part, on or prior to the date that is 91 days after the date on which the applicable senior debt securities mature.

    "Principal Property" means:

  •
  the land;

  •
  the land improvements;

  •
  the buildings; and

  •
  the fixtures (to the extent they constitute real property interests)

(including any leasehold interest therein) constituting UnitedHealth Group's principal corporate office or any other discrete facility of UnitedHealth Group and its Subsidiaries (whether owned at the date of initial issuance of the applicable senior debt securities or acquired after that date), provided in each case that the facility:

  •
  is owned by UnitedHealth Group or any Subsidiary;

  •
  is located within any of the present 50 states of the United States of America or the District of Columbia;

  •
  has not been determined in good faith by UnitedHealth Group's Board of Directors not to be of material importance to the business conducted by UnitedHealth Group and its Subsidiaries taken as a whole; and

  •
  has a book value as on the date as of which the determination is being made in excess of 5% of the Consolidated Net Worth of UnitedHealth Group as of the most recent quarterly consolidated balance sheet of UnitedHealth Group prepared in accordance with generally accepted accounting principles.

    "Restricted Subsidiary" means:

  •
  each Subsidiary as of the date of the senior indenture; and

  •
  each Subsidiary created or acquired after the date of the senior indenture, provided, however, that any Subsidiary may be expressly excluded by resolution of the board of directors of UnitedHealth Group before, or within 120 days following, the creation or acquisition of the Subsidiary.

    "Subsidiary" means, with respect to any person:

  •
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the entity is at the time owned or controlled, directly or indirectly, by the person or one or more of the other Subsidiaries of that person (or a combination thereof); and

  •
  any partnership:

  (a)
  the sole general partner or the managing general partner of which is the person or a Subsidiary of that person; or

  (b)
  the only general partners of which are the person or of one or more Subsidiaries of that person (or any combination thereof).

Certain Covenants

    Limitation on Liens.  Unless the applicable prospectus supplement indicates otherwise and except as otherwise indicated below, the senior indenture will provide that UnitedHealth Group will not, and will not permit any Restricted Subsidiary to, create, assume, incur or allow to exist:

  •
  any lien, which includes any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, upon any stock or indebtedness of any Restricted Subsidiary, whether owned on the date of the senior indenture or acquired after that date, to secure any indebtedness for money borrowed of UnitedHealth Group or any other person (other than the senior debt securities); or

  •
  any lien upon any Principal Property, whether owned or leased on the date of the senior indenture, or acquired after that date, to secure any indebtedness for money borrowed of UnitedHealth Group or any other person (other than the senior debt securities), in each case, without making effective provision to secure all the outstanding senior debt securities on the same basis as the indebtedness for money borrowed.

    The restriction referred to in the preceding paragraph does not include the following liens ("Permitted Liens"):

  •
  any lien upon property, stock or indebtedness of an entity existing at the time such entity becomes a Restricted Subsidiary;

  •
  any lien upon property, stock or indebtedness existing at the time it is acquired by UnitedHealth Group or a Restricted Subsidiary (whether directly or by merger, consolidation or otherwise) or granted to secure payment of any part of the purchase price thereof or granted to secure any indebtedness incurred for money borrowed to finance the purchase thereof (provided that the indebtedness for money borrowed is incurred before, concurrently with or within 270 days after the completion of the purchase);

  •
  any lien upon property to secure any part of the cost of development, construction, alteration, repair or improvement of the property or granted to secure indebtedness for money borrowed incurred to finance the cost (provided that the indebtedness for money borrowed is incurred before, concurrently with or within 270 days after the completion of the development, construction, alteration, repair or improvement);

  •
  any lien securing indebtedness for money borrowed of a Restricted Subsidiary owing to UnitedHealth Group or to another Restricted Subsidiary;

  •
  any lien existing on the date of initial issuance of the applicable senior debt securities;

  •
  any lien on property of UnitedHealth Group or a Restricted Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute, rule or regulation; and

  •
  any extension, renewal or replacement, in whole or in part, of any lien referred to in the preceding six bullet points; provided, however, that the principal amount of indebtedness for money borrowed secured thereby shall not exceed the principal amount of indebtedness for money borrowed so secured at the time of the extension, renewal or replacement; and provided, further, that the lien shall be limited to all or part of the property which was subject to the lien that was extended, renewed or replaced.

    Notwithstanding the two preceding paragraphs, UnitedHealth Group may, and may permit any Restricted Subsidiary, to:

  •
  create any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;

  •
  assume any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;

  •
  incur or allow to exist any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;

in each case, without securing the senior debt securities on the same basis. This will only be permitted if the aggregate amount of all indebtedness for money borrowed (except indebtedness for money borrowed that is secured by Permitted Liens) then outstanding and secured by the lien and all similar liens does not exceed 10% of the Consolidated Net Worth of UnitedHealth Group as of the most recent quarterly consolidated balance sheet of UnitedHealth Group prepared in accordance with generally accepted accounting principles.

    Merger, Consolidation, or Sale of Assets.  The senior indenture provides that UnitedHealth Group may not merge with another company or sell or lease all of its property to another company unless:

  •
  UnitedHealth Group is the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the senior debt securities and the performance and observance of all the covenants and conditions of the senior indenture binding on UnitedHealth Group;

  •
  immediately after such transaction, UnitedHealth Group, or the successor corporation, is not in default in the performance of a covenant or condition in the senior indenture; and

  •
  UnitedHealth Group, or the successor corporation, will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of UnitedHealth Group immediately preceding the transaction.

    Reports.  The senior indenture provides that as long as any senior debt securities are outstanding, UnitedHealth Group will file with the senior trustee and furnish to the holders of senior debt securities all reports on Forms 8-K, 10-Q and 10-K and all proxy statements that it files with the SEC. If UnitedHealth Group no longer is subject to Section 13 or 15(d) of the Exchange Act, it will not be obligated to provide these reports to the senior trustee and holders.

    Absence of Certain Covenants.  The prospectus supplement will specify any additional restrictive covenants applicable to the senior debt securities. The senior indenture does not contain provisions permitting the holders of senior debt securities to require UnitedHealth Group to repurchase or redeem the senior debt securities in the event of a takeover, recapitalization or similar restructuring, highly leveraged transaction, or downgrading of UnitedHealth Group's debt ratings.

Events of Default; Remedies

    The senior indenture provides that each of the following constitutes an event of default:

  •
  failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

  •
  failure to pay the principal of or premium, if any, on any senior debt security of that series when due;

  •
  failure to deposit any mandatory sinking fund payment, when due on senior debt securities of that series;

  •
  failure to comply with the provisions described above under the heading "Certain Covenants—Merger, Consolidation, or Sale of Assets;"

  •
  failure by UnitedHealth Group to comply with any of its other agreements in the senior indenture or the senior debt securities for 60 days after notice from the senior trustee or holders of at least 25% of the principal amount of the outstanding senior debt securities of that series;

  •
  certain events of bankruptcy or insolvency with respect to UnitedHealth Group or any of its Subsidiaries and

  •
  any other event of default that may be specified for the senior debt securities of that series when that series is created.

    If an event of default under the senior indenture occurs on outstanding senior debt securities of a particular series and continues, the senior trustee or holders of at least 25% of that series of senior debt securities may declare the principal amount of all senior debt securities in that series to be due and payable immediately. Under certain circumstances, holders of a majority of the senior debt securities in a series may rescind a declaration.

    Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to UnitedHealth Group or any of its Subsidiaries, all principal, premium, if any, and interest on outstanding senior debt securities will become due and payable without further action or notice.

    Except in the case of a default in payment, the senior trustee may withhold notice if it determines that withholding notice is in best interest of the holders of the senior debt securites.

    If an event of default occurs under the senior indenture which event of default:

  •
  occurs as a result of the willful action (or inaction) of UnitedHealth Group or its Subsidiaries; and

  •
  results in the avoidance of the payment of any premium that UnitedHealth Group would have had to pay upon redemption of senior debt securities then, an equivalent premium shall also become immediately due and payable if the senior debt securities are repaid.

    The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive the rights of all holders with respect to circumstances that constitute an event of default or will constitute an event of default with notice and the passage of time. The holders must waive the rights in a written notice to the senior trustee. Holders of a majority of the securities cannot, however, waive the rights of all holders relating to these events if they involve a default in payment obligations. Any waivers that are given will not apply to any subsequent default or unrelated default and will not impair any future rights if those types of defaults occur.

    Holders of a majority in principal amount of the outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the senior trustee with respect to the series. However, the senior trustee may refuse to follow any direction that conflicts with law or the senior indenture. The senior trustee may take any other action which it deems proper which is not inconsistent with any direction given.

    A holder of any senior debt security of any series will have the right to institute any proceeding with respect to the senior indenture or for any remedy only if:

  •
  the holder gives written notice to the senior trustee of a continuing event of default under the senior indenture with respect to that series;

  •
  the holders of at least 25% in principal amount of the outstanding senior debt securities of the series make a written request to the senior trustee to pursue the remedy;

  •
  the holder or holders offer, and if requested, provide the senior trustee indemnity satisfactory to the senior trustee against any loss, liability or expense;

  •
  the senior trustee does not comply with the request within 60 days after receiving the request and the offer and, if requested, the provision of indemnity; and

  •
  the senior trustee has not received directions inconsistent with the request from the holders of a majority in principal amount of the outstanding senior debt securities of the series during the 60-day period.

    The senior indenture also provides that a holder may not use the senior indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

    UnitedHealth Group is required to deliver to the senior trustee an annual certificate, signed by an officer, about any default by UnitedHealth Group under any provisions of the senior indenture.

Certain Provisions Applicable to Senior Trustee

    The senior indenture provides that prior to an event of default under the senior indenture, the senior trustee is required to perform only the specific duties stated in the senior indenture. Upon an event of default under the senior indenture, the senior trustee must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The senior trustee may in good faith conclusively rely, as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the senior trustee which conforms to the requirements of the senior indenture. However, the senior trustee is required to examine such certificates and opinions to determine whether or not they conform to the requirements of the senior indenture.

    The senior indenture provides that the senior trustee may resign at any time or may be removed by UnitedHealth Group or by the holders of a majority in principal amount of the outstanding senior debt securities of a series by notice delivered to the senior trustee and UnitedHealth Group. The senior indenture also provides that the senior trustee must resign if it ceases to meet certain qualifications set forth in the senior indenture. In the event of a senior trustee's resignation or removal, UnitedHealth Group or, if it fails to act, the holders of a majority in principal amount of the outstanding senior debt securities of the applicable series, may appoint a successor senior trustee.

Defeasance Provisions

    The senior indenture includes provisions allowing defeasance of the senior debt securities, which means that UnitedHealth Group may discharge its entire indebtedness under an agreement, in this case the senior indenture, if specific acts are performed. Specifically, the senior indenture provides that:

  •
  UnitedHealth Group shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding senior debt securities of a series, and to have satisfied all its other obligations under the senior debt securities of that series and the senior indenture as it relates to that series ("legal defeasance");

  •
  UnitedHealth Group may omit to comply with certain restrictive covenants under the senior indenture and shall have no liability in respect of any term, condition or limitation set forth in any such restrictive covenant, and such omission to comply shall not constitute a default or an event of default with respect to a series of senior debt securities under the senior indenture ("covenant defeasance");

    Provided that the following conditions shall have been satisfied:

  •
  UnitedHealth Group deposits with the senior trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on a series of senior debt securities on the dates that the payments are due under the senior indenture and the terms of the senior debt securities of the series;

  •
  No event of default or default under the senior indenture shall have occurred on the date of the deposit;

  •
  UnitedHealth Group shall have delivered to the senior trustee an opinion of counsel which states that (i) holders of senior debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and (ii) after the 91st day following the deposit, the deposited funds will not be subject to the effect of any applicable bankruptcy law;

  •
  The defeasance shall not result in a breach or violation of, or constitute a default under the senior indenture or any other material agreement or instrument to which UnitedHealth Group is a party or by which UnitedHealth Group is bound;

  •
  UnitedHealth Group shall have delivered an officers' certificate that states that (i) the deposit was not made with the intent of preferring the holders of the senior debt securities of the series to be defeased over other creditors of UnitedHealth Group and (ii) all conditions precedent applicable to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Modification and Amendment of Senior Indenture

    Under the senior indenture, UnitedHealth Group's rights and obligations and the rights of the holders of senior debt securities may be changed. Certain changes require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series of

Debt Securities affected by the modification or amendment. The following changes, however, may not be made without the consent of each holder of the outstanding senior debt securities:

  •
  changes to the stated maturity date of the principal or any interest installment;

  •
  reductions in the principal amount or interest due;

  •
  changes to the place of payment or form of currency regarding payment of principal;

  •
  impairment of the right to institute suit for the enforcement of payment;

  •
  reduction of the stated percentage of holders necessary to modify the senior indenture; or

  •
  modifications to any of these requirements, or modifications to reduce the percentage of outstanding senior debt securities necessary to waive compliance with certain provisions of the senior indenture or to waive certain defaults.

Global Senior Debt Securities

    The senior debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of senior debt securities will be described in the applicable prospectus supplement. See "Book-Entry Issuance."

Description of Subordinated Debt Securities

General

    This section describes the general terms and provisions of the subordinated debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the subordinated debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those subordinated debt securities.

    The subordinated debt securities will be issued under the subordinated indenture. The subordinated indenture will be qualified under the Trust Indenture Act. The form of subordinated indenture has been filed as an exhibit to the registration statement. The provisions of the subordinated indenture are substantially identical in substance to the provisions of the senior indenture, except for:

  •
  the covenant relating to the limitation on liens, which is not included in the subordinated indenture; and

  •
  the subordination provisions described below, for which there are no counterparts in the senior indenture.

See "Description of Debt Securities—Description of Senior Debt Securities."

    This section summarizes the material terms and provisions of the subordinated indenture and the subordinated debt securities. Because this is only a summary, it does not contain all of the details found in the full text of the subordinated indenture and the subordinated debt securities. If you would like additional information you should read the form of subordinated indenture and the form of subordinated debt securities.

Subordination

    Subordinated debt securities will be subordinate and subject in right of payment, in the manner and to the extent set forth in the subordinated indenture, to the prior payment in full of all Senior Debt.

    If UnitedHealth Group makes a distribution to its creditors as a result of:

  •
  a liquidation;

  •
  a dissolution;

  •
  winding up;

  •
  a reorganization;

  •
  an assignment for the benefit of creditors;

  •
  marshaling of assets and liabilities;

  •
  any bankruptcy, insolvency or similar proceeding involving UnitedHealth Group;

then, the holders of Senior Debt will first be entitled to receive payment in full in cash of all obligations due on or to become due on or in respect of all Senior Debt, before the holders of subordinated debt securities are entitled to receive any payment or distribution ("Securities Payments").

    Until the Senior Debt is paid in full, any Securities Payment to which the holders of subordinated debt securities would be entitled will be paid or delivered by UnitedHealth Group or any other person making the payment or distribution, directly to the holders of Senior Debt for application to all of the Senior Debt then due.

    UnitedHealth Group may not make any payments on the account of the subordinated debt securities, or on account of the purchase or redemption or other acquisition of the subordinated debt securities, if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on any Senior Debt.

    In the event that the subordinated trustee receives any Securities Payment prohibited by the subordination provisions of the subordinated indenture, the payment will be held by the subordinated trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any applicable indenture for application to the payment of Senior Debt. The subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities.

    For purposes of the foregoing, "Securities Payments" will be deemed not to include:

  •
  a payment or distribution of stock or securities of UnitedHealth Group provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities are subordinated in right of payment to all then outstanding Senior Debt to the same extent as, or to a greater extent than, the subordinated debt securities are so subordinated as provided in the subordinated indenture; or

  •
  payments of assets from any defeasance trust which have been on deposit for 90 consecutive days without the occurrence of blockage of payment on any series of subordinated debt securities as described above.

    By reason of the subordination of the subordinated debt securities, in the event of the insolvency of UnitedHealth Group, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of UnitedHealth Group. There may also be interruption of scheduled interest and principal payments resulting from events of default on Senior Debt.

Certain Definitions

    Set forth below are certain defined terms used in the subordinated indenture. Please refer to the subordinated indenture for a full definition of all such terms.

    "Junior Subordinated Debt" means any indebtedness for money borrowed of UnitedHealth Group created or evidenced by an instrument which expressly provides that the indebtedness for money borrowed is subordinated in right of payment to the subordinated debt securities.

    "Senior Debt" means all indebtedness for money borrowed of UnitedHealth Group, except

  •
  indebtedness for money borrowed under the subordinated debt securities and junior subordinated debt securities; and

  •
  indebtedness for money borrowed (including, without limitation, any Junior Subordinated Debt) created or evidenced by an instrument which expressly provides that the indebtedness for money borrowed is subordinated in right of payment to any other indebtedness for money borrowed of UnitedHealth Group.

    Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

  •
  any indebtedness for money borrowed of UnitedHealth Group to any of its Subsidiaries or certain other affiliates; and

  •
  any indebtedness for money borrowed incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted by the subordinated indenture).

Description of the Junior Subordinated Debt Securities Related to the Issuance of Preferred Securities

General

    This section describes the general terms and provisions of the junior subordinated debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the junior subordinated debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those junior subordinated debt securities.

    The junior subordinated indenture will be qualified under the Trust Indenture Act. A form of the junior subordinated indenture is filed as an exhibit to the registration statement relating to this prospectus.

    This section summarizes the material terms and provisions of the junior subordinated indenture and the junior subordinated debt securities. Because this is a summary, it does not contain all of the details found in the full text of the junior subordinated indenture and the junior subordinated debt securities. If you would like additional information you should read the form of junior subordinated indenture and the form of junior subordinated debt securities.

    The junior subordinated debt securities may be issued in one or more series pursuant to the junior subordinated indenture. A series of junior subordinated debt securities initially will be issued to a trust in connection with a preferred securities offering.

    Unless otherwise set forth in the prospectus supplement with respect to any offered junior subordinated debt securities, the junior subordinated debt securities will rank equally with all other series of junior subordinated debt securities, will be unsecured and will be subordinate and junior in priority of payment to certain of UnitedHealth Group's other indebtedness as described below under "Subordination." The junior subordinated indenture does not limit the amount of junior subordinated debt securities which UnitedHealth Group may issue, nor does it limit UnitedHealth Group from issuing any other secured or unsecured debt.

    The applicable prospectus supplement will describe the following terms relating to the junior subordinated debt securities:

  •
  the title;

  •
  any limit on the aggregate principal amount that may be issued;

  •
  whether or not the junior subordinated debt securities will be issued in global form, the terms and who the depositary will be;

  •
  the maturity date(s);

  •
  the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable, UnitedHealth Group's right, if any, to defer payment of interest and the maximum length of the deferral period, compounding provisions and the record dates for interest payment dates or the method for determining the date(s);

  •
  the place(s) where payments shall be payable and where the junior subordinated debt securities may be presented for registration of transfer or exchange, and the place where notices and demands to or upon UnitedHealth Group may be made;

  •
  period(s) within which or the date(s) on which, if any, and the price(s) at which, the junior subordinated debt securities may, pursuant to any optional redemption provisions, be redeemed at UnitedHealth Group's option and other related terms and provisions;

  •
  the date(s), if any, on which, and the price(s) at which, UnitedHealth Group or a holder is obligated to redeem, or purchase or repay, the junior subordinated debt securities and other related terms and provisions;

  •
  the denominations in which the junior subordinated debt securities will be issued, if other than denominations of $25 and any integral multiple thereof;

  •
  any additions, modification or deletions in the events of default or covenants, if any, other than those described in the junior subordinated indenture;

  •
  the portion of the principal amount that shall be payable upon declaration of acceleration of the maturity;

  •
  any additions or changes as shall be necessary to permit or facilitate the issuance of a series of junior subordinated debt securities in bearer form, registrable or not registrable as to principal, and with or without coupons;

  •
  the index or indices used to determine the amount of payments and the manner in which the amounts will be determined;

  •
  the terms and conditions under which UnitedHealth Group or a holder may convert or exchange the junior subordinated debt securities into preferred securities;

  •
  the form of the trust agreement and guarantee;

  •
  the degree to which the junior subordinated debt securities will be senior or subordinated to other junior subordinated debt securities or other indebtedness of UnitedHealth Group in right of payment; and

  •
  any other terms (which terms shall not be inconsistent with the junior subordinated indenture).

    Junior subordinated debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Certain federal income tax consequences and other special considerations applicable to the junior subordinated debt securities will be described in the applicable prospectus supplement.

    If:

  •
  the purchase price of any of the junior subordinated debt securities is payable in one or more foreign currencies or currency units; or

  •
  if any junior subordinated debt securities are denominated in one or more foreign currencies or currency units; or

  •
  if the principal of, premium, if any, or interest, if any, on any junior subordinated debt securities is payable in one or more foreign currencies or currency units,

then, the restrictions, elections, certain federal income tax consequences, specific terms and other information with respect to the issue of junior subordinated debt securities and the foreign currency or currency units will be set forth in the applicable prospectus supplement.

    If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of junior subordinated debt securities, special federal income tax, accounting and other considerations applicable thereto will be described in the applicable prospectus supplement.

Consolidation, Merger or Sale

    The junior subordinated indenture provides that UnitedHealth Group shall not consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any person and no person shall consolidate with or merge into UnitedHealth Group or convey, transfer or lease its properties and assets substantially as an entirety to UnitedHealth Group, unless:

  •
  the successor or purchaser is organized under the laws of the United States or any State or the District of Columbia and expressly assumes all of UnitedHealth Group's obligations under the junior subordinated debt securities and the junior subordinated indenture;

  •
  immediately after the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

  •
  such transaction is permitted under the related trust agreement and the related guarantee; and

  •
  certain other conditions prescribed in the junior subordinated indenture are met.

Events of Default

    The following are events of default under the junior subordinated indenture:

  •
  failure to pay interest when due within the terms set forth for a series of securities and that failure continues for 30 days and the time for payment has not been extended or deferred;

  •
  failure to pay the principal (or premium, if any) when due;

  •
  failure to observe or perform, in any material respect, any other covenant contained in the junior subordinated indenture and that failure continues for a period of 90 days after UnitedHealth Group receives notice from the junior subordinated trustee or holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debt securities of that series;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any other event of default that may be specified for the junior subordinated debt securities of that series when that series is created.

    The holders of a majority in aggregate outstanding principal amount of any series of junior subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated trustee. If an event of default under the junior subordinated indenture of any series occurs and is continuing, the junior subordinated trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debt securities of that series may declare the unpaid principal of and accrued interest, if any, to the date of acceleration on all the outstanding junior subordinated debt securities of that series to be due and payable immediately. Similarly, in the case of corresponding junior subordinated debt securities, if the junior subordinated trustee or the holders of the corresponding junior subordinated debt securities fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the related preferred securities shall have that right.

    The holders of a majority in aggregate outstanding principal amount of junior subordinated debt securities of the affected series may rescind a declaration of acceleration or waive the default if the default has been cured and a sum sufficient to pay all principal and interest due has been deposited with the junior subordinated trustee. In the case of corresponding junior subordinated debt securities, if the holders of the corresponding junior subordinated debt securities fail to rescind the declaration and waive the default, the holders of a majority in aggregate liquidation preference of the related preferred securities shall have that right.

    The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities of an affected series may waive any default or event of default under the junior subordinated indenture with respect to that series and its consequences, except:

  •
  defaults or events of regarding payment of principal, premium or interest, unless the default or event of default has been cured or a sum sufficient to pay all outstanding amounts of principal and interest has been deposited with the junior subordinated trustee; or

  •
  provisions of the junior subordinated indenture that cannot be modified without the consent of all the holders of the affected series.

    The junior subordinated indenture requires that UnitedHealth Group periodically file certificates with the junior subordinated trustee regarding its compliance with all conditions and covenants applicable to it under the junior subordinated indenture.

Option to Extend Interest Payment Dates

    If provided in the applicable prospectus supplement, UnitedHealth Group may, at any time and from time to time during the term of any series of junior subordinated debt securities, defer payment of interest for a number of consecutive interest payment periods as may be specified in the applicable prospectus supplement ("Extension Period"). However, no Extension Period may extend beyond the maturity date of the series of junior subordinated debt securities.

    Certain federal income tax consequences and special considerations applicable to the junior subordinated debt securities that permit Extension Periods will be described in the applicable prospectus supplement.

Redemption

    Unless otherwise indicated in the applicable prospectus supplement, junior subordinated debt securities will not be subject to any sinking fund.

    Unless otherwise indicated in the applicable prospectus supplement, UnitedHealth Group has the option to redeem the junior subordinated debt securities of any series:

  •
  in whole at any time or in part from time to time; or

  •
  upon the occurrence of a Tax Event or Investment Company Event in whole (but not in part) at any time within 90 days of the occurrence of such Tax Event or Investment Company Event.

    Except as otherwise specified in the applicable prospectus supplement, junior subordinated debt securities will be redeemed at the Redemption Price as defined on page 43. Junior subordinated debt securities in denominations larger than $25 may be redeemed in part but only in integral multiples of $25.

    "Tax Event" means that UnitedHealth Group will have received an opinion of counsel (which may be counsel to UnitedHealth Group or an affiliate but not an employee and which must be reasonably acceptable to the property trustee) experienced in tax matters to the effect that, as a result of any:

  •
  amendment to, or change (including any announced prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation; or

  •
  interpretation or application of the laws, enumerated in the preceding bullet point, or regulations by any court, governmental agency or regulatory authority;

there is more than an insubstantial risk that:

  •
  a trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to interest received on the junior subordinated debt securities;

  •
  interest payable by UnitedHealth Group to the trusts on the junior subordinated debt securities is not, or will not be within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for United States federal income tax purposes; or

  •
  a trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

    It has been reported that the IRS recently challenged another company's deduction for interest paid on a debt instrument similar in some respects to the junior subordinated debt securities and issued to entities similar to the trusts. Based on available information, UnitedHealth Group and the trusts do not believe that this challenge will affect UnitedHealth Group's ability to deduct interest payments on the junior subordinated debt securities. However, you should be aware that further developments favoring the IRS's challenge, or other unrelated developments, could cause a Tax Event. Laws and regulations have also been proposed in the past which, if adopted retroactively, could also cause a Tax Event.

    An "Investment Company Event" means the receipt by UnitedHealth Group and a trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:

  •
  change in law or regulation; or

  •
  change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,

the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the original issuance of the preferred securities.

    Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of redeemable junior subordinated debt securities at its registered address. Unless UnitedHealth Group defaults in payment of the Redemption Price, on and after the date of redemption interest will cease to accrue on the junior subordinated debt securities or portions thereof called for redemption.

    UnitedHealth Group has the right to terminate any trust at its option, which could include termination in the context of a Tax Event or an Investment Company Act. See "Description of Preferred Securities—Redemption or Exchange."

Restrictions on Certain Payments

    UnitedHealth Group will also covenant, as to each series of junior subordinated debt securities, that it will not, and will not permit any subsidiary of UnitedHealth Group to:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of UnitedHealth Group's capital stock; or

  •
  make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of UnitedHealth Group (including other junior subordinated debt securities) that rank equally with or junior in interest to the junior subordinated debt securities; or

  •
  make any guarantee payments with respect to any guarantee by UnitedHealth Group of the debt securities of any subsidiary of UnitedHealth Group (including under other guarantees) if such guarantee ranks equally or junior in interest to the junior subordinated debt securities, if at that time:

  •
  UnitedHealth Group has actual knowledge of an event that with the giving of notice or the lapse of time, or both, would constitute an event of default under the junior subordinated indenture and UnitedHealth Group shall not have taken reasonable steps to cure the event of default;

  •
  such junior subordinated debt securities are held by a trust that is the issuer of a series of related preferred securities and UnitedHealth Group is in default with respect to its payment obligations under the guarantee relating to those related preferred securities; or

  •
  UnitedHealth Group shall have given notice of its selection of an Extension Period with respect to the junior subordinated debt securities of a series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

Enforcement of Certain Rights by Holders of Preferred Securities

    If an event of default under the junior subordinated indenture has occurred and is continuing and such event is attributable to the failure of UnitedHealth Group to pay interest or principal on the related junior subordinated debt securities when due, you may institute a legal proceeding directly against UnitedHealth Group for enforcement of payment of the principal of or interest on those junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of your preferred securities ("Direct Action"). UnitedHealth Group may not amend the junior subordinated indenture to remove the foregoing right to bring a Direct Action without your prior written consent. If the right to bring a Direct Action is removed, the applicable trust may become subject to the reporting obligations under the Exchange Act. UnitedHealth Group shall have the right under the junior subordinated indenture to set-off any payment made to you in connection with a Direct Action.

    You would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debt securities unless there shall have been an event of default under the trust agreement. See "Description of Preferred Securities—Events of Default; Notice."

    If an event of default under the junior subordinated indenture shall occur and be continuing as to a series of corresponding junior subordinated debt securities, the property trustee will have the right to declare the principal of and interest on those corresponding junior subordinated debt securities to be due and payable, and to enforce any other rights as a creditor with respect to those junior subordinated debt securities.

Modification of Indenture

    UnitedHealth Group and the junior subordinated trustee may change the junior subordinated indenture without your consent with respect to certain matters, including:

  •
  to fix any ambiguity, defect or inconsistency, provided that the change does not materially adversely affect the interests of any holder of junior subordinated debt securities of any series or, in the case of corresponding junior subordinated debt securities, your interest as a holder of any related preferred securities; and

  •
  to qualify or maintain the qualification of the junior subordinated indenture under the Trust Indenture Act.

    In addition, under the junior subordinated indenture, UnitedHealth Group's rights and obligations and the rights of holders of the junior subordinated debt securities may be changed by UnitedHealth Group and the junior subordinated trustee with the written consent of the holders of a majority in principal amount of the outstanding junior subordinated debt securities of each series that is affected. However, UnitedHealth Group and the junior subordinated trustee may not take the following actions without the consent of each holder of any outstanding junior subordinated debt securities affected:

  •
  change the maturity date of any series of junior subordinated debt securities, reduce the principal amount, or reduce the rate of interest or extend the time of payment;

  •
  reduce the percentage in principal amount of outstanding junior subordinated debt securities of any series necessary to modify the junior subordinated indenture;

  •
  modify certain provisions of the junior subordinated indenture relating to modification or waiver; or

  •
  modify the provisions of the junior subordinated indenture relating to the subordination of outstanding junior subordinated debt securities in a manner adverse to the holders, provided that, in the case of corresponding junior subordinated debt securities, so long as the related preferred securities are outstanding, no modification shall be made that adversely affects your interest as holders of any related preferred securities in any material respect.

    In addition, UnitedHealth Group and the junior subordinated trustee may enter into any supplemental indenture for the purposes of creating any new series of junior subordinated debt securities, without the consent of the holders.

Satisfaction and Discharge

    The junior subordinated indenture provides that when all junior subordinated debt securities of any series not previously canceled:

  •
  have become due and payable; or

  •
  will become due and payable within one year and

  (a)
  UnitedHealth Group deposits with the junior subordinated trustee money sufficient to pay and discharge all remaining indebtedness on the junior subordinated debt securities of that series;

  (b)
  delivers to the junior subordinated trustee an opinion of counsel and an officers' certificate; and

  (c)
  complies with certain other requirements under the junior subordinated indenture,

then the junior subordinated indenture will cease to be of further effect and UnitedHealth Group shall be deemed to have satisfied and discharged the junior subordinated indenture.

Conversion or Exchange

    If indicated in the applicable prospectus supplement, the junior subordinated debt securities of any series may be convertible or exchangeable into preferred securities or other securities. The specific terms on which junior subordinated debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of UnitedHealth Group, in which case the number of shares of preferred securities or other securities to be received by the holders of junior subordinated debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

    If provided in the applicable prospectus supplement, UnitedHealth Group shall have the right to extend or shorten the maturity of any series of corresponding junior subordinated debt securities at the time that UnitedHealth Group exercises its right to liquidate the related trust and cause the corresponding junior subordinated debt securities to be distributed to the holders of the related preferred securities and common securities in liquidation of the trust, provided that it can extend the maturity only if certain conditions specified in the prospectus supplement are met at the time the election is made and at the time of the extension.

Subordination

    The payment of the principal of and premium, if any, and any interest on the junior subordinated debt securities will be subordinated in right of payment to the Senior and Subordinated Debt (as defined below).

    Upon any payment or distribution of assets to creditors upon UnitedHealth Group's dissolution, liquidation, winding up, reorganization, whether voluntary or involuntary, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of the principal, premium or interest due before the holders of the junior subordinated debt securities, or in the case of corresponding junior subordinated debt securities, the property trustee, on behalf of the holders, will be entitled to receive any payment or distribution.

    In the event of acceleration of the maturity of any series of junior subordinated debt securities, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of all amounts due on the Senior and Subordinated Debt before holders of junior subordinated debt securities.

    No payment by or on behalf of UnitedHealth Group of principal, premium or interest on the junior subordinated debt securities, shall be made if, at the time of such payment, there exists:

  •
  a default in the payment of all or any portion of any Senior and Subordinated Debt or any other default pursuant to which the maturity of any Senior and Subordinated Debt has been accelerated; and

  •
  any judicial proceeding, relating to such defaults, shall be pending.

    "Debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

  •
  every obligation of the person for money borrowed;

  •
  every obligation of the person evidenced by bonds, debt securities, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  •
  every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

  •
  every obligation of the person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

  •
  every capital lease obligation of the person;

  •
  all indebtedness of the person, whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, for claims in respect of derivative products including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

  •
  every obligation of the type referred to in the first through sixth bullets above of another person and all dividends of another person the payment of which, in either case, the person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

    "Senior and Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to UnitedHealth Group whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of UnitedHealth Group whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, unless, in the instrument creating or evidencing the Debt or pursuant to which the Debt is outstanding, it is provided that the obligations are not superior in right of payment to the junior subordinated debt securities or to other Debt which ranks equally to, or subordinated to, the junior subordinated debt securities. However, Senior and Subordinated Debt shall not be deemed to include:

  •
  any Debt of UnitedHealth Group which, when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to UnitedHealth Group;

  •
  any Debt of UnitedHealth Group to any of its subsidiaries;

  •
  Debt to any employee of UnitedHealth Group; and

  •
  any other debt securities issued pursuant to the junior subordinated indenture.

Denominations, Registration, and Transfer

    The junior subordinated debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $25 and any integral multiple thereof.

    At the option of the holder, subject to the terms of the junior subordinated indenture and the limitations applicable to global securities described in the applicable prospectus supplement, junior subordinated debt securities of any series will be exchangeable for other junior subordinated debt securities:

  •
  of the same issue and series,

  •
  in any authorized denomination of a like aggregate principal amount,

  •
  of the same date of issuance and maturity; and

  •
  bearing the same interest rate.

    Subject to the terms of the junior subordinated indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, junior subordinated debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the security registrar or at the office of any transfer agent designated by UnitedHealth Group for that purpose.

    Unless otherwise provided in the prospectus supplement, no service charge will be made for any registration of transfer or exchange, and upon payment of any taxes or other governmental charges. UnitedHealth Group has appointed the junior subordinated trustee as security registrar for the junior subordinated debt securities. Any transfer agent (in addition to the security registrar) initially designated by UnitedHealth Group for any junior subordinated debt securities will be named in the applicable prospectus supplement. UnitedHealth Group may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that UnitedHealth Group will be required to maintain a transfer agent in each place of payment for the junior subordinated debt securities of each series.

    If the junior subordinated debt securities of any series are to be redeemed, neither UnitedHealth Group nor the junior subordinated trustee will be required to:

  •
  issue, register the transfer of, or exchange any junior subordinated debt securities of that series during a period beginning on the business day that is 15 days before the day of mailing of a notice of redemption of any junior subordinated debt securities that may be selected for redemption and ending at the close of business on the day of mailing of the relevant notice; or

  •
  transfer or exchange any junior subordinated debt securities so selected for redemption, except the unredeemed portion of any junior subordinated debt securities being redeemed in part.

Global Junior Subordinated Debt Securities

    The junior subordinated debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of junior subordinated debt securities will be described in the applicable prospectus supplement. See "Book-Entry Issuance."

Payment and Paying Agents

    Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any junior subordinated debt securities on any interest payment date will be made to the person in whose name the junior subordinated debt securities (or one or more predecessor securities) is registered at the close of business on the record date relating to the interest payment date.

    Principal of and any premium and interest on the junior subordinated debt securities of a particular series will be payable at the office of the junior subordinated trustee in the City of New York or at the office of the paying agents designated by UnitedHealth Group from time to time in the applicable prospectus supplement, except that unless otherwise indicated in the prospectus supplement, interest payments may be made by check mailed to the holder or transferred to an account maintained by the holder.

    All moneys deposited with the junior subordinated trustee or any paying agent, or then held by UnitedHealth Group in trust, for the payment of the principal of or any premium or interest on any junior subordinated debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to UnitedHealth Group, and you may thereafter look only to UnitedHealth Group for payment thereof.

Governing Law

    The junior subordinated indenture will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

Information Concerning the Junior Subordinated Trustee

    The junior subordinated trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the provisions under the Trust Indenture Act, the junior subordinated trustee is under no obligation to exercise any of the powers vested in it by the junior subordinated indenture at the request of any holder of junior subordinated debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby.

Corresponding Junior Subordinated Debt Securities

    The corresponding junior subordinated debt securities may be issued in one or more series of junior subordinated debt securities under the junior subordinated indenture with terms corresponding to the terms of a series of related preferred securities. Concurrently with the issuance of each trust's preferred securities, the trust will invest the proceeds thereof and the consideration paid by UnitedHealth Group for the related common securities in a series of corresponding junior subordinated debt securities. Each series of corresponding junior subordinated debt securities will be in the principal amount equal to the aggregate stated Liquidation Amount of the related preferred securities and the common securities of the trust and will rank equally with all other series of junior subordinated debt securities. As a holder of the related preferred securities for a series of corresponding junior subordinated debt securities you will have rights in connection with modifications to the junior subordinated indenture or upon occurrence of events of default under the junior subordinated indenture described above under "—Modification of Indenture" and "—Events of Default," unless provided otherwise in the prospectus supplement for such related preferred securities.

    Unless otherwise specified in the applicable prospectus supplement, if a Tax Event in respect of a trust of related preferred securities shall occur and be continuing, UnitedHealth Group has the option to redeem the related junior subordinated debt securities at any time within 90 days of the occurrence of such Tax Event, in whole but not in part, at the Redemption Price. If a trust continues to hold all the outstanding series of corresponding junior subordinated debt securities, the proceeds of the redemption will be used by the trust to redeem the corresponding preferred securities and common securities in accordance with their terms. UnitedHealth Group may not redeem a series of corresponding junior subordinated debt securities in part, unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debt securities of the applicable series.

    UnitedHealth Group will covenant in the junior subordinated indenture that if and so long as:

  •
  the trust of the related series of preferred securities and common securities is the holder of all of the corresponding junior subordinated debt securities;

  •
  a Tax Event in respect of the trust has occurred and is continuing; and

  •
  UnitedHealth Group has elected, and has not revoked such election, to pay Additional Sums (as defined on page 44) in respect of the preferred securities and common securities,

    UnitedHealth Group will pay to the trust the Additional Sums.

    UnitedHealth Group will also covenant:

  •
  to maintain directly or indirectly 100% ownership of the common securities of the trust to which corresponding junior subordinated debt securities have been issued (provided that certain successors which are permitted pursuant to the junior subordinated indenture may succeed to UnitedHealth Group's ownership of the common securities);

  •
  not to voluntarily terminate, wind-up or liquidate any trust except (a) in connection with a distribution of corresponding junior subordinated debt securities to you in liquidation of a trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement; and

  •
  to use its reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for federal income tax purposes.

DESCRIPTION OF PREFERRED STOCK

    This section describes the general terms and provisions of the preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred stock offered under that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

    UnitedHealth Group has filed a form of certificate of designation, preferences and rights and second restated articles of incorporation as exhibits to the registration statement.

    This section summarizes the material terms and provisions of the preferred stock. Because this is a summary it does not conatin all of the details found in the full text of UnitedHealth Group's second restated articles of incorporation and the certificate of designation. If you would like additional information you should read UnitedHealth Group's second restated articles of incorporation and the certificate of designation.

General

    Under UnitedHealth Group's second restated articles of incorporation, as amended, UnitedHealth Group is authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value. UnitedHealth Group's board of directors may issue from time to time additional shares of preferred stock in one or more series and with such relative rights and preferences and at such times and for such consideration as the board of directors may determine.

    The board of directors may determine the following for each series of preferred stock:

  •
  the number of shares and designation of the series;

  •
  dividend rights;

  •
  whether and upon what terms the shares will be redeemable;

  •
  whether and upon what terms the shares will have a sinking fund to be used to purchase or redeem the shares of any series;

  •
  whether and upon what terms the shares will be convertible;

  •
  the restrictions, if any, on the issue or reissue of any additional preferred stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series;

  •
  the rights of the holders of the shares of any series upon UnitedHealth Group's dissolution or the distribution of UnitedHealth Group's assets; and

  •
  the voting rights, if any, which will apply.

    As described under "Description of Depositary Shares" below, UnitedHealth Group may elect to offer depositary shares represented by depositary receipts. If UnitedHealth Group so elects, each depositary share will represent a fractional interest (to be specified in the applicable prospectus supplement) in a share of preferred stock. If UnitedHealth Group issues depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a Depositary (as defined on page 35).

    The Preferred Stock will have the dividend, liquidation, redemption, voting and conversion and exchange rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

  •
  the title and liquidation preference of the preferred stock and the number of shares offered;

  •
  the initial public offering price at which UnitedHealth Group will issue the preferred stock;

  •
  the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

  •
  any redemption or sinking fund provisions;

  •
  any conversion or exchange provisions;

  •
  whether we have elected to offer depositary shares as described under "Description of Depository Shares" below; and

  •
  any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    When UnitedHealth Group issues shares of preferred stock, the shares will be fully paid and nonassessable (i.e., the full purchase price for the outstanding shares of preferred stock will have been paid and the holders of the shares will not be assessed any additional monies for such shares). The preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by UnitedHealth Group in the future (i.e., the holders of shares of preferred stock will have no right, as holders of shares of preferred stock, to buy any portion of those issued securities). The transfer agent and registrar for the preferred stock and any depositary shares will be specified in the applicable prospectus supplement.

Dividends

    Subject to the preferential rights as to dividends of holders of any other capital stock of UnitedHealth Group ranking prior to any series of the preferred stock, the holders of each series of preferred stock will be entitled to receive cash dividends, if declared by UnitedHealth Group's board of directors or its duly authorized committee, out of the assets that UnitedHealth Group can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will set forth the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. UnitedHealth Group will pay dividends to the holders of record as they appear on UnitedHealth Group's stock books on the record dates fixed by its board of directors or its duly authorized committee.

    The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or noncumulative. If UnitedHealth Group's board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and UnitedHealth Group will not be obligated to pay the dividend for that dividend period even if the board of directors declares a dividend on that series payable in the future.

    UnitedHealth Group's board of directors will not declare and pay a dividend on any UnitedHealth Group stock ranking, as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends are paid (or declared and payment is set aside) on any capital stock of UnitedHealth Group ranking equal with the preferred stock as to dividends ("Parity Dividend Stock"), then:

  •
  UnitedHealth Group will declare any dividends pro rata among the preferred stock of each series offered under this prospectus and any other series of preferred stock ranking equal to the preferred stock of each series offered under this prospectus as to dividends (i.e., the dividends UnitedHealth Group declares per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other);

  •
  other than such pro rata dividends, UnitedHealth Group will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation (except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation); and

  •
  UnitedHealth Group will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation).

Redemption and Repurchase

    A series of the preferred stock may be redeemable, in whole or in part, at UnitedHealth Group's option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that UnitedHealth Group may issue in the future.

    If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that UnitedHealth Group will redeem each year and the redemption price. If shares of preferred stock are redeemed, UnitedHealth Group will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The prospectus supplement also will specify whether the redemption price will be paid in cash or other property.

    If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, UnitedHealth Group's board of directors will determine the number of shares to be redeemed. UnitedHealth Group will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them (with adjustments to avoid redemption of fractional shares).

    Even though the terms of a series of preferred stock may permit redemption of the preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due, UnitedHealth Group will not redeem less than all of the shares of that series of preferred stock until all dividends past due have been paid.

    UnitedHealth Group will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption (unless UnitedHealth Group issues depositary shares representing interests in preferred stock, in which case UnitedHealth Group will send a notice to the Depositary between 40 to 70 days prior to the date fixed for redemption). UnitedHealth Group will mail the notices to the holders' addresses as they appear on UnitedHealth Group's stock records. Each notice will state:

  •
  the redemption date;

  •
  the redemption price;

  •
  the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price; and

  •
  that dividends on the shares to be redeemed will cease to accrue on the redemption date.

    If UnitedHealth Group redeems fewer than all shares of any series of the preferred stock held by any holder, it also will specify in the notice the number of shares to be redeemed from the holder.

    If UnitedHealth Group has given notice of the redemption and has provided the funds for the payment of the redemption price, then beginning on the redemption date:

  •
  the dividends on the shares of preferred stock called for redemption will no longer accrue;

  •
  those shares will no longer be considered outstanding; and

  •
  the holders will no longer have any rights as shareholders except to receive the redemption price.

    When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by UnitedHealth Group. If UnitedHealth Group redeems fewer than all of the shares represented by any certificate, it will issue a new certificate representing the unredeemed shares without cost to the holder.

Conversion and Exchange

    If any series of offered preferred stock is convertible into common stock at the option of the holders or exchangeable for common stock at the option of UnitedHealth Group, the prospectus supplement relating to that series will include the terms and conditions governing such conversions and exchanges.

Rights Upon Liquidation

    Unless the applicable prospectus supplement states otherwise, if UnitedHealth Group voluntarily or involuntarily liquidates, dissolves or winds up its business, the holders of shares of each series of the preferred stock, and any other securities that have rights equal to that series of preferred stock under these circumstances, will be entitled to receive out of the assets of UnitedHealth Group that are available for distribution:

  •
  liquidation distributions in the amount stated in the applicable prospectus supplement; and

  •
  all accrued and unpaid dividends (whether or not declared),

before any distribution is made to holders of any securities ranking junior to the series of preferred stock.

    If the assets available for distribution to the holders of any series of preferred stock, and holders of any other securities that have rights equal to that series of preferred stock for purposes of distribution, are insufficient to pay all amounts to which those holders are entitled, then UnitedHealth Group will only make pro rata distributions to those holders.

    After UnitedHealth Group pays the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, the holders will have no right or claim to any of UnitedHealth Group's remaining assets.

    Neither a sale of all or substantially all of UnitedHealth Group's property and assets, nor a consolidation or merger of UnitedHealth Group, will be considered a dissolution, liquidation or winding up of UnitedHealth Group's business.

Voting Rights

    Unless otherwise provided in the prospectus supplement, the holders of the preferred stock will not have any voting rights except as set forth below or as otherwise from time to time required by law.

    If the preferred stock is cumulative preferred stock, whenever dividends on the preferred stock are in arrears in an amount equal to at least six dividends (whether or not consecutive), the holders of a majority of the then outstanding shares of the preferred stock (voting separately as a single class with all other affected classes or series of Parity Dividend Stock upon which like voting rights have been conferred and are then exercisable) will be entitled to vote (either in person or by proxy) for and elect two additional directors. The right of the holders of the preferred stock to vote for the election of the two directors may be exercised at any annual meeting or at any special meeting called for such purpose or at any adjournment thereof, until dividends in default on the outstanding shares of the preferred stock shall have been paid in full (or dividends shall have been declared and funds sufficient therefor set apart for payment).

    Directors so elected shall serve until the next annual meeting or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as directors shall have terminated by virtue of the payment in full of all dividends in arrears (or dividends shall have been declared and funds sufficient therefor set apart for payment).

    Unless otherwise provided in the prospectus supplement, UnitedHealth Group will not authorize, create or issue any shares of any other class or series of capital stock ranking senior to the preferred stock as to dividends or upon liquidation without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of the preferred stock.

    As more fully described under "Description of Depositary Shares" below, if UnitedHealth Group elects to provide for the issuance of depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

DESCRIPTION OF COMMON STOCK

    A description of UnitedHealth Group's common stock is included in the registration statement on Form 8-A dated September 20, 1991, which is incorporated by reference. You may request a copy of this registration statement in the manner described under "Where You Can Find More Information."

DESCRIPTION OF DEPOSITARY SHARES

    This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered under that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

    The form of deposit agreement, including the form of depositary receipt, has been filed as an exhibit to the registration statement.

    This section summarizes the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts. Because this is a summary, it does not contain all of the details found in the full text of the deposit agreement, the depositary shares and the depositary receipts. If you would like additional information, you should read the forms of deposit agreement, the form of depository shares and the form of depositary receipts relating to the applicable series of preferred stock.

General

    UnitedHealth Group may offer fractional interests in preferred stock, rather than full shares of preferred stock. In such an event, UnitedHealth Group will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

    The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between UnitedHealth Group and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million ("Depositary"). The applicable prospectus supplement will set forth the name and address of the Depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

    The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, UnitedHealth Group may order the Depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at UnitedHealth Group's expense.

Withdrawal of Preferred Stock

    If you surrender depositary receipts at the principal office of the Depositary (unless the related depositary shares have previously been called for redemption), you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by the depositary shares. UnitedHealth Group will not issue partial preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the Depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

Dividends and Other Distributions

    The Depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The Depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of depositary shares.

    If there is a distribution other than in cash, the Depositary will distribute property to the holders of depositary shares, unless the Depositary determines that it is not feasible to make such distribution. If this occurs, the Depositary may, with UnitedHealth Group's approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

    The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by UnitedHealth Group to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

    Unless otherwise specified in the applicable prospectus supplement, the series of preferred stock underlying the depositary shares will not be convertible or exchangeable into any other class or series of capital stock of UnitedHealth Group.

Redemption of Deposited Preferred Stock

    If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the Depositary. The Depositary will mail notice of redemption 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the Depositary's records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever UnitedHealth Group redeems preferred stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

    After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon such redemption. The payments will be made when holders surrender their depositary receipts to the Depositary.

Voting of Deposited Preferred Stock

    Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

    The Depositary will try, if practical, to vote the number of preferred stock underlying the depositary shares according to the instructions received. UnitedHealth Group will agree to take all action requested by and deemed necessary by the Depositary in order to enable the Depositary to vote the preferred stock in that manner. The Depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.

Taxation

    Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for U.S. federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

  •
  no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

  •
  the tax basis of the preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock; and

  •
  the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

Amendment and Termination of the Deposit Agreement

    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between UnitedHealth Group and the Depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by UnitedHealth Group or the Depositary only if:

  •
  all outstanding depositary shares relating to the deposit agreement have been redeemed; or

  •
  there has been a final distribution on the preferred stock of the relevant series in connection with the liquidation, dissolution or winding up of UnitedHealth Group and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

    UnitedHealth Group will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. UnitedHealth Group will pay associated charges of the Depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

    UnitedHealth Group will forward to the holders of depositary shares all reports and communications that it must furnish to the holders of the preferred stock.

    Neither the Depositary nor UnitedHealth Group will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. UnitedHealth Group's obligations and the Depositary's obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the Depositary nor UnitedHealth Group will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to UnitedHealth Group and/or the Depositary. UnitedHealth Group and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

    The Depositary may resign at any time by delivering notice to UnitedHealth Group. UnitedHealth Group may also remove the Depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF SECURITIES WARRANTS

    This section describes the general terms and provisions of the Securities Warrants (as defined below). The prospectus supplement will describe the specific terms of the Securities Warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Securities Warrants.

    The forms of warrant agreements and the warrant certificates representing the Securities Warrants have been filed as exhibits to the registration statement.

    UnitedHealth Group may issue warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock (collectively, "Securities Warrants"). Securities Warrants may be issued alone or together with senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of Securities Warrants will be issued under warrant agreements between UnitedHealth Group and a bank or trust company, as warrant agent , which will be described in the applicable prospectus supplement. The warrant agent will act solely as an agent of UnitedHealth Group in connection with the Securities Warrants and will not act as an agent or trustee for any holders or beneficial holders of Securities Warrants.

    This section summarizes the material terms and provisions of the warrant agreements and warrants certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. If you would like additional information, you should read the applicable form of warrant agreement and the form of warrant certificate.

General

    If UnitedHealth Group offers Securities Warrants, the applicable prospectus supplement will describe their terms. If Securities Warrants for the purchase of senior debt securities or subordinated debt securities are offered, the applicable prospectus supplement will describe the terms of those Securities Warrants, including the following if applicable:

  •
  the offering price;

  •
  the currencies in which the Securities Warrants are being offered;

  •
  the designation, aggregate principal amount, currencies, denominations and terms of the series of the senior debt securities or subordinated debt securities that can be purchased if a holder exercises the Securities Warrants;

  •
  the designation and terms of any series of senior debt securities or subordinated debt securities with which the Securities Warrants are being offered and the number of Securities Warrants offered with each senior debt security or subordinated debt security;

  •
  the date on and after which the holder of the Securities Warrants can transfer them separately from the related common stock or series of senior debt securities or subordinated debt securities;

  •
  the principal amount of the series of senior debt securities or subordinated debt securities that can be purchased if a holder exercises the Securities Warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

  •
  the date on which the right to exercise the Securities Warrants begins and the date on which such right expires;

  •
  United States federal income tax consequences; and

  •
  any other terms of the Securities Warrants.

    Securities Warrants for the purchase of senior debt securities and subordinated debt securities will be in registered form only.

    If Securities Warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of such Securities Warrants, including the following where applicable:

  •
  the offering price;

  •
  the total number of shares that can be purchased if a holder of the Securities Warrants exercises them and, in the case of Securities Warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

  •
  the designation and terms of the series of preferred stock or depositary shares with which the Securities Warrants are being offered and the number of Securities Warrants being offered with each share of preferred stock, depositary share or share of common stock;

  •
  the date on and after which the holder of the Securities Warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;

  •
  the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased if a holder exercises the Securities Warrant and the price at which such preferred stock, depositary shares or common stock may be purchased upon each exercise;

  •
  the date on which the right to exercise the Securities Warrants begins and the date on which that right expires;

  •
  United States federal income tax consequences; and

  •
  any other terms of the Securities Warrants.

    Securities Warrants for the purchase of preferred stock, depositary shares or common stock will be in registered form only.

    A holder of warrant certificates may (1) exchange them for new certificates of different denominations, (2) present them for registration of transfer and (3) exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any Securities Warrants to purchase senior debt securities or subordinated debt securities are exercised, the holder of the Securities Warrants will not have any of the rights of Holders of the senior debt securities or subordinated debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying senior debt securities or subordinated debt securities or to enforce covenants in the applicable indenture. Until any Securities Warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of the Securities Warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

    Each holder of a Securities Warrant is entitled to purchase the principal amount of senior debt securities or subordinated debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if UnitedHealth Group extends the time for exercise), unexercised Securities Warrants will become void.

    A holder of Securities Warrants may exercise them by following the general procedure outlined below:

  •
  delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

  •
  properly completing and signing the reverse side of the warrant certificate representing the Securities Warrants; and

  •
  delivering the warrant certificate representing the Securities Warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

    If you comply with the procedures described above, your Securities Warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, UnitedHealth Group will, as soon as practicable, issue and deliver to you the senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the Securities Warrants represented by a securities warrant certificate, a new securities warrant certificate will be issued to you for the unexercised amount of Securities Warrants. Holders of Securities Warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the Securities Warrants.

Amendments and Supplements to Securities Warrant Agreements

    UnitedHealth Group may amend or supplement a warrant agreement without the consent of the holders of the applicable Securities Warrants if the changes are not inconsistent with the provisions of the Securities Warrants and do not materially adversely affect the interests of the holders of the Securities Warrants. UnitedHealth Group and the warrant agent may also modify or amend a warrant agreement and the terms of the Securities Warrants if a majority of the then outstanding unexercised Securities Warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

    Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

  •
  if UnitedHealth Group issues capital stock as a dividend or distribution on the common stock;

  •
  if UnitedHealth Group subdivides, reclassifies or combines the common stock;

  •
  if UnitedHealth Group issues rights or warrants to all holders of common stock entitling them (for a period expiring 45 days after the date fixed for determining the shareholders entitled to receive such rights or warrants) to purchase common stock at less than the current market price (as defined in the warrant agreement relating to that series of common stock warrants); or

  •
  if UnitedHealth Group distributes to all holders of common stock evidences of its indebtedness or its assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

    Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if UnitedHealth Group issues common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

    Holders of common stock warrants may have additional rights under the following circumstances:

  •
  a reclassification or change of the common stock;

  •
  a consolidation or merger involving UnitedHealth Group; or

  •
  a sale or conveyance to another corporation of all or substantially all of the property and assets of UnitedHealth Group.

    If one of the above transactions occurs and holders of UnitedHealth Group's common stock are entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for the common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

DESCRIPTION OF THE PREFERRED SECURITIES

General

    This section describes the general terms and provisions of the preferred securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those preferred securities.

    The preferred securities will be issued under the trust agreement. The trust agreement will be qualified as an indenture under the Trust Indenture Act. The forms of trust agreement and preferred securities have been filed as an exhibit to the registration statement.

    The preferred securities will have the terms described in the applicable trust agreement or made part of the trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the preferred securities will mirror the terms of the junior subordinated debt securities held by each trust.

    This section summarizes the material terms and provisions of the trust agreement and the preferred securities. Because this is only a summary, it does not contain all of the details found in the full text of the trust agreement and the preferred securities. If you would like additional information you should read the form of trust agreement and the form of preferred securities.

    The trust agreement of each trust authorizes the administrative trustees to issue on behalf of each trust one series of preferred securities and one series of common securities containing the terms described in a prospectus supplement. The proceeds from the sale of the preferred securities and common securities will be used by each trust to purchase a series of junior subordinated debt securities from UnitedHealth Group. The junior subordinated debt securities will be held in trust by the property trustee for your benefit and the benefit of the holder of the common securities.

    Under the guarantee, UnitedHealth Group will agree to make payments of distributions and payments on redemption or liquidation with respect to the preferred securities, to the extent that the related trust holds funds available therefor and has not made such payments. See "Description of the Guarantee."

    The assets of each trust available for distribution to you will be limited to payments received from UnitedHealth Group under the corresponding junior subordinated debt securities. If UnitedHealth Group fails to make a payment on the corresponding junior subordinated debt securities, the property trustee will not have sufficient funds to make related payments, including distributions, on the preferred securities.

    Each guarantee, when taken together with UnitedHealth Group's obligations under the corresponding junior subordinated debt securities and the junior subordinated indenture, the applicable trust agreement and the expense agreement, will provide a full and unconditional guarantee of amounts due on the preferred securities issued by each trust.

    Each trust will redeem an amount of preferred securities equal to the amount of any corresponding junior subordinated debt securities redeemed.

    Specific terms relating to the preferred securities will be described in the applicable prospectus supplement, including:

  •
  the name of the preferred securities;

  •
  the dollar amount and number of preferred securities issued;

  •
  the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

  •
  the date from which distributions shall be cumulative;

  •
  the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities shall be purchased or redeemed, in whole or in part;

  •
  the terms and conditions, if any, upon which the junior subordinated debt securities may be distributed to you by the trusts;

  •
  any securities exchange on which the preferred securities may be listed;

  •
  whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

    The prospectus supplement will also describe certain United States federal income tax considerations applicable to any offering of preferred securities.

Redemption or Exchange

    Mandatory Redemption.  If any corresponding junior subordinated debt securities are repaid or redeemed in whole or in part, whether at maturity or upon earlier redemption, the property trustee will use the proceeds from such repayment or redemption to redeem a Like Amount (as defined on page 44) of the preferred securities and common securities. The property trustee will give you at least 30 days' notice, but not more than 60 days' notice, before the Redemption Date (as defined below). The preferred securities and (unless there is a default under the junior subordinated debt securities) the common securities will be redeemed at a redemption price equal to the aggregate Liquidation Amount (as defined on page 44) of the preferred securities and common securities plus accumulated but unpaid distributions thereon to the date of redemption ("Redemption Date") and the related amount of the premium, if any, paid by UnitedHealth Group ("Redemption Price") upon the concurrent redemption of the corresponding junior subordinated debt securities. See "Description of the Junior Subordinated Debt Securities—Redemption."

    If less than all of any series of corresponding junior subordinated debt securities are to be repaid or redeemed on a Redemption Date, then the proceeds from the repayment or redemption shall be allocated, pro rata, to the redemption of the related preferred securities and the common securities.

    UnitedHealth Group may redeem any series of corresponding junior subordinated debt securities:

  •
  on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time;

  •
  at any time, in whole (but not in part), upon the occurrence of a Tax Event (as defined on page 22) or an Investment Company Event (as defined on page 23); or

  •
  as may be otherwise specified in the applicable prospectus supplement.

    Distribution of Corresponding Junior Subordinated Debt Securities.  UnitedHealth Group may at any time terminate any trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the corresponding junior subordinated debt securities relating to the preferred securities and common securities issued by the trust to be distributed to you and the holders of the common securities in liquidation of the trust.

    Tax Event or Investment Company Event Redemption.  If a Tax Event or Investment Company Event relating to a series of preferred securities and common securities shall occur and be continuing, UnitedHealth Group may redeem the corresponding junior subordinated debt securities in whole (but not in part). This will cause a mandatory redemption of all of the related preferred securities and common securities at the Redemption Price within 90 days following the occurrence of the Tax Event or Investment Company Event.

    If a Tax Event or Investment Company Event relating to a series of preferred securities and common securities occurs and is continuing and UnitedHealth Group elects not to redeem the corresponding junior subordinated debt securities or to terminate the related trust and cause the corresponding junior subordinated debt securities to be distributed to holders of the preferred securities and common securities as described above, those preferred securities and common securities will remain outstanding and Additional Sums (as defined below) may be payable on the corresponding junior subordinated debt securities.

    "Additional Sums" means the additional amounts required to be paid so that the amount of distributions due and payable by a trust on outstanding preferred securities and common securities shall not be reduced because of any additional taxes, duties and other governmental charges to which a trust is subject because of a Tax Event.

    "Like Amount" means:

  •
  with respect to a redemption of any series of preferred securities and common securities, preferred securities and common securities of the series having a Liquidation Amount (as defined below) equal to that portion of the principal amount of corresponding junior subordinated debt securities to be contemporaneously redeemed. The Like Amount will be allocated to the common securities and to the preferred securities based upon their relative Liquidation Amounts. The proceeds will be used to pay the Redemption Price of the preferred securities and common securities; and

  •
  with respect to a distribution of corresponding junior subordinated debt securities to holders of any series of preferred securities and common securities, corresponding junior subordinated debt securities having a principal amount equal to the Liquidation Amount of the related preferred securities and common securities.

    "Liquidation Amount" means, unless otherwise provided in the applicable prospectus supplement, $25 per preferred security and common security.

    Once the liquidation date is fixed for any distribution of corresponding junior subordinated debt securities for any series of preferred securities:

  •
  the series of preferred securities will no longer be deemed to be outstanding;

  •
  The Depository Trust Company, New York, New York ("DTC"), or its nominee, as the record holder of the series of preferred securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debt securities to be delivered upon the distribution; and

  •
  certificates representing the series of preferred securities not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated debt securities. Those certificates will bear accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the series of preferred securities until the certificates are presented to the administrative trustees of the applicable trust or their agent for transfer or reissuance.

    The market prices for the preferred securities or the corresponding junior subordinated debt securities cannot be assured. Accordingly, the preferred securities that you may purchase, or the corresponding junior subordinated debt securities that you may receive on dissolution and liquidation of a trust, may trade at a discount to the price that you paid for the preferred securities offered hereby.

Redemption Procedures

    Preferred securities redeemed on a Redemption Date shall be:

  •
  redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debt securities; and

  •
  payable on each Redemption Date only to the extent that the related trust has funds on hand available for the payment of the Redemption Price.

    If notice of redemption is given, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to you. See "Book-Entry Issuance." If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities, funds sufficient to pay the applicable Redemption Price and will give the paying agent irrevocable instructions and authority to pay the Redemption Price to you upon surrender of your certificates evidencing the preferred securities.

    Distributions payable on or prior to the Redemption Date for any preferred securities called for redemption shall be payable to the holders on the relevant record dates for the related distribution dates.

    If notice of redemption is given and funds deposited as required, all of your rights will cease, except your right to receive the Redemption Price, and the preferred securities will cease to be outstanding.

    If a Redemption Date is not a business day, then payment of the Redemption Price payable on the Redemption Date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay). However, if the business day falls in the next calendar year, then payment will be made on the immediately preceding business day.

    If payment of the Redemption Price of the preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by UnitedHealth Group pursuant to the guarantee, then distributions on the preferred securities will continue to accrue at the then applicable rate from the Redemption Date to the date such Redemption Price is actually paid. In this case the actual payment date will be the Redemption Date for purposes of calculating the Redemption Price.

    Subject to applicable law (including, without limitation, federal securities law), UnitedHealth Group or its subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender offer, in the open market or by private agreement.

    Payment of the Redemption Price on the preferred securities and any distribution of corresponding junior subordinated debt securities to holders of preferred securities shall be payable to the holders on the relevant record date. The record date shall be one business day prior to the relevant Redemption Date or liquidation date, as applicable. However, if the preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be at least 15 days prior to the Redemption Date or liquidation date.

    If less than all of the preferred securities and common securities issued by a trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of the preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative Liquidation Amounts of such classes. The property trustee will select the preferred securities to be redeemed on a pro rata basis not more than 60 days prior to the Redemption Date, by a method deemed fair and appropriate by it. The property trustee will promptly notify the registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the Liquidation Amount thereof to be redeemed.

    You will receive notice of any redemption at least 30 days but not more than 60 days before the Redemption Date at your registered address. Unless UnitedHealth Group defaults in the payment of the Redemption Price on the corresponding junior subordinated debt securities, on and after the Redemption Date interest will cease to accrue on the junior subordinated debt securities or portions thereof (and distributions will cease to accrue on the related preferred securities or portions thereof) called for redemption.

Subordination of Common Securities

    Payment of distributions on, and the Redemption Price of, each trust's preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of the preferred securities and common securities. However, if an event of default under the junior subordinated indenture shall have occurred and is continuing, no payment may be made on any of the trust's common securities, unless all unpaid amounts on each of the trust's outstanding preferred securities shall have been made or provided for in full.

    If an event of default under the junior subordinated indenture has occurred and is continuing, UnitedHealth Group as holder of the trust's common securities will be deemed to have waived any right to act with respect to the event of default under the applicable trust agreement until the effect of all events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until the events of default under the applicable trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on behalf of UnitedHealth Group as holder of the trust's common securities, and only you and the other holders of preferred securities will have the right to direct the property trustee to act on your behalf.

Liquidation Distribution Upon Termination

    Each trust agreement states that each trust shall be automatically terminated upon the expiration of the term of the trust and shall also be terminated on the first to occur of:

  •
  the bankruptcy, dissolution or liquidation of UnitedHealth Group;

  •
  the distribution of a Like Amount of the junior subordinated debt securities directly to the holders of the preferred securities and common securities. For this distribution, UnitedHealth Group must give at least 30 days written notice to the junior subordinated trustees;

  •
  the redemption of all of the preferred securities and common securities of a trust; and

  •
  a court order for the dissolution of a trust is entered.

    If dissolution of a trust occurs as described in the first, second and fourth bullets above, the applicable junior subordinated trustee shall liquidate such trust as quickly as possible. After paying all amounts owed to creditors, the junior subordinated trustee will distribute to the holders of the preferred securities and the common securities either:

  •
  a Like Amount of junior subordinated debt securities; or

  •
  if the distribution of the junior subordinated debt securities is determined by the property trustee not to be practical, cash assets equal to the aggregate Liquidation Amount per preferred security and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions thereon to the date of payment.

    If a trust cannot pay the full amount due on its preferred securities and common securities because insufficient assets are available for payment, then the amounts payable by such trust on its preferred securities and common securities shall be paid pro rata. However, if an event of default under the junior subordinated indenture has occurred and is continuing, the total amounts due on the preferred securities shall be paid before any distribution on the common securities.

Events of Default; Notice

    The following are events of default under the trust agreements:

  •
  the occurrence of an event of default under the junior subordinated indenture;

  •
  failure by the property trustee to pay any distribution when due and such failure continues for 30 days;

  •
  failure by the property trustee to pay any Redemption Price when due;

  •
  failure to perform in any material respect, any other covenant or warranty by the junior subordinated trustees in a trust agreement for a period of 60 days after the defaulting junior subordinated trustee receives notice from holders of at least 25% in aggregate principal amount of the outstanding preferred securities; or

  •
  certain events of bankruptcy or insolvency with respect to the property trustee, and the failure by UnitedHealth Group to appoint a successor property trustee within 60 days of such bankruptcy or insolvency.

    Within five business days after an event of default under the trust agreement known to the property trustee, the property trustee will notify you and the holders of the common securities, the administrative trustees and UnitedHealth Group, unless such event of default has been cured or waived.

    UnitedHealth Group and the administrative trustees must file annually with the property trustee a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the applicable trust agreement.

    If the property trustee fails to enforce its rights under any trust agreement or the junior subordinated indenture to the fullest extent permitted by law, and subject to the terms of the trust agreement and the junior subordinated indenture, you may sue UnitedHealth Group, or seek other remedies, to enforce the property trustee's rights under the trust agreement or the junior subordinated indenture with respect to junior subordinated debt securities having a principal amount equal to the Liquidation Amount of your preferred securities without first instituting a legal proceeding against the property trustee or any other person.

    If any action under the junior subordinated indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the junior subordinated debt securities, holders of the same percentage of the Liquidation Amount of preferred securities may then take action if it is not taken by the property trustee. However, if UnitedHealth Group fails to pay principal, premium or interest on the junior subordinated debt securities, you may sue UnitedHealth Group, or seek other remedies, to collect your pro rata share of payments owed.

Removal of Junior Subordinated Trustees

    Unless an event of default under a trust agreement has occurred and is continuing, any junior subordinated trustee may be removed and replaced at any time by UnitedHealth Group. If an event of default under a trust agreement has occurred and is continuing, the property trustee and the Delaware trustee may be removed or replaced by the holders of at least a majority in Liquidation Amount of the outstanding preferred securities. Only UnitedHealth Group has the right to remove or replace the administrative trustees. No resignation or removal of any of the junior subordinated trustees and no appointment of a successor junior subordinated trustee shall be effective until the acceptance of appointment by the successor junior subordinated trustee in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

    Unless an event of default under a trust agreement has occurred and is continuing, the holder of the common securities and the administrative trustees shall have the power:

  •
  to appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate junior subordinated trustee of any trust property, in either case with the powers as may be provided in the instrument of appointment; and

  •
  to vest in the person(s) any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement.

    If an event of default under a trust agreement has occurred and is continuing, only the property trustee may appoint a co-trustee or separate property trustee.

Merger or Consolidation of Junior Subordinated Trustees

    If any of the junior subordinated trustees merge, convert, or consolidate with or into another entity or sells its trust operations to another entity, the new entity shall be the successor of the junior subordinated trustee under each trust agreement, provided that the corporation or other entity shall be qualified and eligible to be a junior subordinated trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

    A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or transfer or lease all or substantially all of its properties and assets to any other entity ("Merger Event"), except as described below. A trust may, at UnitedHealth Group's request, with the consent of the administrative trustees and without your consent, merge with or into, consolidate, amalgamate or be replaced by another trust provided that:

  •
  the successor entity either (1) expressly assumes all of the obligations of the trust relating to the preferred securities or (2) substitutes for the preferred securities other securities with terms substantially similar to the preferred securities (successor securities) so long as the successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

  •
  UnitedHealth Group expressly appoints a trustee of the successor entity who has the same powers and duties as the property trustee of the trust with respect to the junior subordinated debt securities;

  •
  the successor securities are listed or will be listed on the same national securities exchange or other organization that the preferred securities are listed on;

  •
  the Merger Event does not cause the preferred securities or successor securities to be downgraded by any national statistical rating organization;

  •
  the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or successor securities in any material way;

  •
  the successor entity has a purpose substantially similar to that of the trust;

  •
  prior to the Merger Event, UnitedHealth Group has received an opinion of counsel stating that:

  (i)
  the Merger Event does not adversely affect the rights of the holders of the preferred securities or any successor securities in any material way; and

  (ii)
  following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

  •
  UnitedHealth Group owns all of the common securities of the successor entity and guarantees the successor entity's obligations under the successor securities in the same manner provided by the related guarantee.

    The trusts and any successor entity must always be classified as grantor trusts for federal tax purposes unless all of the holders of the preferred securities approve otherwise.

Voting Rights; Amendment of Each Trust Agreement

    You have no voting rights except as discussed under "Description of the Preferred Securities—Mergers, Consolidations, Amalgamations or Replacements of the trust" and "Description of the Guarantee—Amendments and Assignment," and as otherwise required by law and the applicable trust agreement.

    UnitedHealth Group, the property trustee and the administrative trustees may amend each trust agreement without your consent:

  •
  to fix any ambiguity or inconsistency; or

  •
  to modify, eliminate or add provisions to the applicable trust agreement as shall be necessary to ensure that each trust shall at all times be classified as a grantor trust for federal income tax purposes.

    UnitedHealth Group and the administrative trustees may amend each trust agreement for any other reason as long as the holders of at least a majority in aggregate liquidation amount of the preferred securities agree, and the junior subordinated trustees receive an opinion of counsel which states that the amendment will not affect the applicable trust status as a grantor trust for income tax purposes, or its exemption from regulation as an investment company under the Investment Company Act, except to:

  •
  change the amount and/or timing or otherwise adversely affect the method of payment of any distribution or Liquidation Amount on the preferred securities or common securities;

  •
  restrict your right or the right of the common security holder to institute suit for enforcement of any distribution or Liquidation Amount on the preferred securities or common securities;

    The changes described above require the approval of each holder of the preferred securities affected.

    So long as corresponding junior subordinated debt securities of a trust are held by the property trustee of that trust, the junior subordinated trustees shall not:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated trustee or executing any trust or power conferred on the junior subordinated trustee with respect to the corresponding junior subordinated debt securities;

  •
  waive any past default under Section 513 of the junior subordinated indenture;

  •
  cancel an acceleration of the principal of the corresponding junior subordinated debt securities; or

  •
  agree to any change in the junior subordinated indenture or the corresponding junior subordinated debt securities, where the junior subordinated trustees' approval is required, without obtaining the prior approval of the holders of at least a majority in the aggregate liquidation amount of all outstanding related preferred securities. However, if the junior subordinated indenture requires the consent of each holder of corresponding junior subordinated debt securities that is affected, then the property trustee must get approval of all holders of preferred securities.

    The junior subordinated trustees cannot change anything previously approved by you without getting you to approve the change. The property trustee shall notify you of any notice of default relating to the corresponding junior subordinated debt securities.

    In addition, prior to taking any of the foregoing actions, the junior subordinated trustees must obtain an opinion of counsel stating that the trust will continue to be classified as a grantor trust for federal income tax purposes.

    As described in each trust agreement, the property trustee may hold a meeting to have you vote on a change or have you approve the change by written consent.

    If your vote is taken or a consent is obtained, any preferred securities that are owned by UnitedHealth Group, the junior subordinated trustees or any affiliate of any of them shall, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

    The preferred securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of preferred securities will be described in the applicable prospectus supplement. See "Book-Entry Issuance."

Payment and Paying Agents

    Payments in respect of the preferred securities shall be made to a depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or, if any trust's preferred securities are not held by a depositary, the payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register.

    Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the property trustee and UnitedHealth Group. If the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and UnitedHealth Group) to act as paying agent.

Registrar and Transfer Agent

    Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

    Registration of transfers of preferred securities will be effected without charge by or on behalf of each trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. No transfers of preferred securities called for redemption will be registered.

Information Concerning the Property Trustee

    The property trustee will perform only such duties as are specifically set forth in each trust agreement. Upon an event of default under a trust agreement, the property trustee must use the same degree of care and skill in the exercise of its duties as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by the applicable trust agreement at your request unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

    If no event of default under a trust agreement has occurred and is continuing, and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in applicable trust agreement or is unsure of the application of any provisions of the applicable trust agreement, and the matter is not one on which you are entitled to vote, then the property trustee shall:

  •
  take certain action as is directed by UnitedHealth Group; and

  •
  if not so directed, shall take whatever action that the property trustee deems advisable and in your best interests, and in the best interests of the holders of the preferred securities and common securities of the applicable trust and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

    The administrative trustees are authorized and directed to conduct the affairs of and to operate the trusts in the manner that:

  •
  no trust will be deemed to be an "investment company" required to be registered under the Investment Company Act or to be taxed as a corporation for federal income tax purposes;

  •
  the corresponding junior subordinated debt securities will be treated as indebtedness of UnitedHealth Group for federal income tax purposes.

    In this connection, UnitedHealth Group and the administrative trustees are authorized to take any action, not inconsistent with applicable law or the certificate of trust of each trust or each trust agreement, that UnitedHealth Group and the administrative trustees determine in their discretion to be necessary or desirable for such purposes.

    You have no preemptive or similar rights. A trust may not borrow money, issue debt or mortgages, or pledge any of its assets.

Governing Law

    Each trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE GUARANTEE

General

    UnitedHealth Group will execute a guarantee, for your benefit at the same time that a trust issues the preferred securities. The guarantee trustee will hold the guarantee for your benefit.

    The guarantee will be qualified as an indenture under the Trust Indenture Act. The form of guarantee has been filed as an exhibit to the registration statement.

    This section summarizes the material terms and provisions of the guarantee. Because this is only a summary, it does not contain all of the details found in the full text of the guarantee. If you would like additional information you should read the form of guarantee agreement. Capitalized terms used but not defined under "Description of the Guarantee" have the meanings in the guarantee.

    UnitedHealth Group will irrevocably agree to pay to you in full the Guarantee Payments (as defined below) as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert other than the defense of payment. The following payments, to the extent not paid by a trust ("Guarantee Payments"), will be subject to the guarantee:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has applicable funds available to make the payment;

  •
  the redemption price and all accrued and unpaid distributions to the date of redemption with respect to preferred securities called for redemption, to the extent that the trust has funds available to make the payment; or

  •
  upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with a distribution of corresponding junior subordinated debt securities to you or the redemption of all the related preferred securities), the lesser of:

  (a)
  the aggregate of the Liquidation Amount specified in the prospectus supplement for each preferred security plus all accrued and unpaid distributions on the preferred securities to the date of payment; and

  (b)
  the amount of assets of the trust remaining available for distribution to you.

    Each guarantee will be an irrevocable guarantee on a subordinated basis of the related trust's obligations under the preferred securities, but will apply only to the extent that the related trust has funds sufficient to make the payments, and is not a guarantee of collection.

    No single document executed by UnitedHealth Group related to the issuance of the preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of the applicable guarantee, the applicable trust agreement, the junior subordinated indenture and the expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under its preferred securities.

Status of Guarantees

    Each guarantee will constitute an unsecured obligation of UnitedHealth Group and will rank:

  •
  equally with the most senior preferred stock issued by UnitedHealth Group after the date of this prospectus and with any guarantee entered into by UnitedHealth Group in respect of any preferred stock of any affiliate of UnitedHealth Group;

  •
  subordinate and junior in right of payment to all other liabilities of UnitedHealth Group; and

  •
  senior to the common stock.

    Each guarantee will rank equally with all guarantees issued by UnitedHealth Group. The guarantee will constitute a guarantee of payment and not of collection (in other words you may sue UnitedHealth Group, or seek other remedies, to enforce your rights under the guarantee without first suing any other person or entity). Each guarantee will be held for your benefit. Each guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not previously paid by the trust or upon distribution to you of the corresponding series of junior subordinated debt securities.

Amendments and Assignment

    Except with respect to any changes which do not adversely affect your rights in any material respect (in which case your consent will not be required), the guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding preferred securities. A description of the manner in which approval may be obtained is described under "Description of the Preferred Securities—Voting Rights; Amendment of Each Trust Agreement." All guarantees and agreements contained in each guarantee will be binding on UnitedHealth Group's successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related preferred securities then outstanding.

Events of Default

    An event of default under each guarantee occurs if UnitedHealth Group fails to make any of its required payments or perform its obligations under the guarantee.

    The holders of at least a majority in aggregate Liquidation Amount of the related preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

    You may institute a legal proceeding directly against UnitedHealth Group to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

    UnitedHealth Group, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether or not UnitedHealth Group is in compliance with all the conditions and covenants applicable to it under the guarantee.

Information Concerning the Guarantee Trustee

    The guarantee trustee, other than during the occurrence and continuance of an event of default by UnitedHealth Group in the performance of any guarantee, will only perform the duties that are specifically described in the guarantee. After an event of default with respect to any guarantee, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of Preferred Securities Guarantees

    Each guarantee will terminate once the related preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated debt securities to you. Each guarantee will continue to be effective or will be reinstated if at any time you are required to restore payment of any sums paid under the preferred securities or the guarantee.

Governing Law

    The guarantee will be governed by and construed in accordance with the laws of the State of New York.

THE EXPENSE AGREEMENT

    Pursuant to an expense agreement entered into by UnitedHealth Group under each trust agreement, UnitedHealth Group will irrevocably and unconditionally guarantee, to each person or entity to whom the applicable trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of each trust, other than obligations of the trust to you pursuant to the terms of the preferred securities or other similar interests.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE CORRESPONDING JUNIOR
SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

Full and Unconditional Guarantee

    Payments of distributions and other amounts due on the preferred securities (to the extent the trust has funds available for the payments) will be irrevocably guaranteed by UnitedHealth Group to the extent described under "Description of the Guarantee." No single document executed by UnitedHealth Group in connection with the issuance of the preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of UnitedHealth Group's obligations under the related guarantee, the related trust agreement, the corresponding series of junior subordinated debt securities, the junior subordinated indenture and the expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the related series of preferred securities.

    If UnitedHealth Group does not make payments on any series of corresponding junior subordinated debt securities, the related trust will not pay distributions or other amounts on the related preferred securities. The guarantee does not cover payments of distributions when the related trust does not have sufficient funds to pay such distributions. If that occurs, your remedy is to sue UnitedHealth Group, or seek other remedies, to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee.

Sufficiency of Payments

    As long as UnitedHealth Group makes payments of interest and other payments when due on each series of corresponding junior subordinated debt securities, the payments will be sufficient to cover the payment of distributions and other payments due on the related preferred securities, primarily because:

  •
  the aggregate principal amount of each series of corresponding junior subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the related preferred securities and common securities;

  •
  the interest rate and interest and other payment dates on each series of corresponding junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the related preferred securities;

  •
  UnitedHealth Group shall pay for any and all costs, expenses and liabilities of a trust except the trust's obligations to holders of its preferred securities under the preferred securities; and

  •
  each trust agreement provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

    Notwithstanding anything to the contrary in the junior subordinated indenture, UnitedHealth Group has the right to set-off any payment it is otherwise required to make thereunder with and to the extent UnitedHealth Group has theretofore made, or is concurrently on the date of the payment making, a payment under the related guarantee.

Enforcement Rights of Holders of Preferred Securities

    You may institute a legal proceeding directly against UnitedHealth Group to enforce your rights under the related guarantee without first instituting a legal proceeding against the guarantee trustee, the related trust or any other person or entity.

    A default or event of default under any Senior and Subordinated Debt of UnitedHealth Group would not constitute a default or event of default under the trust agreements. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Debt of UnitedHealth Group, the subordination provisions of the junior subordinated indenture provide that no payments may be made in respect of the corresponding junior subordinated debt securities until the Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of corresponding junior subordinated debt securities would constitute an event of default under the trust agreements.

Limited Purpose of Issuers

    Each trust's preferred securities evidence a beneficial interest in the respective trust, and each trust exists for the sole purpose of issuing its preferred securities and common securities and investing the proceeds thereof in corresponding junior subordinated debt securities. A principal difference between the rights of a holder of a preferred security and a holder of a corresponding junior subordinated debt security is that a holder of a corresponding junior subordinated debt security is entitled to receive from UnitedHealth Group the principal amount of and interest accrued on corresponding junior subordinated debt securities held, while a holder of preferred securities is entitled to receive distributions from the trust (or from UnitedHealth Group under the applicable guarantee) if and to the extent the trust has funds available for the payment of distributions.

Rights Upon Termination

    Upon any voluntary or involuntary termination winding up or liquidation of any trust involving a liquidation of the corresponding junior subordinated debt securities held by a trust, you will be entitled to receive, out of assets held by that trust, the Liquidation Distribution in cash. See "Description of the Preferred Securities—Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of UnitedHealth Group, the property trustee, as holder of the corresponding junior subordinated debt securities, would be a subordinated creditor of UnitedHealth Group, subordinated in right of payment to all Senior and Subordinated Debt, but entitled to receive payment in full of principal, premium, if any, and interest, before any of UnitedHealth Group's common shareholders receive payments or distributions.

    Since UnitedHealth Group is the guarantor under each guarantee and has agreed to pay for all costs, expenses and liabilities of each trust (other than the trust's obligations to you), your position and the position of a holder of the corresponding junior subordinated debt securities relative to other creditors and to shareholders of UnitedHealth Group in the event of liquidation or bankruptcy of UnitedHealth Group are expected to be substantially the same.

BOOK-ENTRY ISSUANCE

    DTC may act as securities depositary for all of the preferred securities and the Debt Securities, unless otherwise referred to in the prospectus supplement relating to an offering of preferred securities or Debt Securities. The preferred securities and the Debt Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates may be issued for the preferred securities of each trust and the debt securities, representing in the aggregate the total number of the trust's preferred securities or aggregate principal balance of Debt Securities, respectively, and will be deposited with DTC.

    DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

    Purchases of preferred securities or Debt Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the preferred securities or Debt Securities on DTC's records. The ownership interest of each actual purchaser of each preferred security and each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased preferred securities or Debt Securities. Transfers of ownership interests in the preferred securities or Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial owners will not receive certificates representing their ownership interests in preferred securities or Debt Securities, except in the event that use of the book-entry system for the preferred securities of a trust or Debt Securities is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the preferred securities or Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts the preferred securities or Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities or Debt Securities. If less than all of the preferred securities of a trust or the Debt Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

    Although voting with respect to the preferred securities or the Debt Securities is limited to the holders of record of the preferred securities or Debt Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities or Debt Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the relevant trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the preferred securities or Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Distribution payments on the preferred securities or the Debt Securities will be made by the relevant Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the relevant trustee, the trust thereof or UnitedHealth Group, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant Trustee, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursements of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depositary with respect to any of the preferred securities or the Debt Securities at any time by giving reasonable notice to the relevant trustee and UnitedHealth Group. In the event that a successor securities depositary is not obtained, definitive preferred security or Debt Security certificates representing the preferred securities or Debt Securities are required to be printed and delivered. UnitedHealth Group, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the trusts and UnitedHealth Group believe to be accurate, but the trusts and UnitedHealth Group assume no responsibility for the accuracy thereof. Neither the trusts nor UnitedHealth Group has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

    UnitedHealth Group may sell the securities (a) through underwriters or dealers, (b) directly to one or more purchasers, or (c) through agents. The prospectus supplement will include the names of underwriters, dealers or agents retained. The prospectus supplement also will include the purchase price of the securities, UnitedHealth Group's proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters' compensation, and any securities exchanges on which the securities may be listed.

    The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

    Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from UnitedHealth Group and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

    UnitedHealth Group may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, UnitedHealth Group or its subsidiaries in the ordinary course of their businesses.

    UnitedHealth Group may authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase securities from UnitedHealth Group at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions included in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

    Unless the prospectus supplement states otherwise, all securities except for common stock will be new issues of securities with no established trading market. Any underwriters who purchase securities from UnitedHealth Group for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. UnitedHealth Group cannot give any assurance concerning the liquidity of the trading market for any securities.

LEGAL MATTERS

    Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for UnitedHealth Group by Dorsey & Whitney LLP counsel to UnitedHealth Group, and for the trusts by Richards, Layton & Finger counsel to the trusts.

EXPERTS

    The consolidated balance sheets as of December 31, 1998 and 1997, and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998, of UnitedHealth Group incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

    With respect to the unaudited condensed interim financial information for the quarters ended June 30 and September 30, 1998 and 1997 of UnitedHealth Group incorporated by reference in this prospectus and elsewhere in the registration statement, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited condensed interim financial information because these reports are not "reports" or "parts" of the prospectus or elsewhere in the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. UnitedHealth Group has not authorized anyone else to provide you with different information. Neither UnitedHealth Group, the trusts nor the underwriters are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

$400,000,000

UnitedHealth Group Incorporated

7.50% Notes due November 15, 2005

Goldman, Sachs & Co.
Merrill Lynch & Co.
Banc of America Securities LLC
BNY Capital Markets, Inc.
Chase Securities Inc.
Lehman Brothers
Morgan Stanley Dean Witter
Salomon Smith Barney
UBS Warburg LLC

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PROSPECTUS SUPPLEMENT SUMMARY
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIOS OF EARNINGS TO FIXED CHARGES
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
BUSINESS
DESCRIPTION OF NOTES
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS
Goldman, Sachs & Co. Merrill Lynch & Co. Banc of America Securities LLC BNY Capital Markets, Inc. Chase Securities Inc. Lehman Brothers Morgan Stanley Dean Witter Salomon Smith Barney UBS Warburg LLC